Exhibit 2.1

___________________________________________

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

SELLERS PARTY HERETO

(AS SELLERS)

and

AQUAVENTURE HOLDINGS, INC.

(AS BUYER)

And

AQUAVENTURE HOLDINGS LIMITED

(AS BUYER PARENT)

Dated as of November 1, 2018

___________________________________________

(i)

(ii)

(iii)

TABLE OF CONTENTS

		Page
Section 12.16	Sellers’ Representative	82
Section 12.17	Non-Recourse	83
Section 12.18	Buyer Parent Guarantee	84

(iv)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of November 1, 2018, by and among (i) AquaVenture Holdings, Inc., a Delaware corporation (the “Buyer”), (ii) AquaVenture Holdings Limited, a business company organized under the laws of the British Virgin Islands and the sole stockholder of Buyer (the “Buyer Parent”), and (iii) the Sellers party hereto as identified on the signature pages to this Agreement (the “Sellers” and each, individually, a “Seller”), comprising each, and collectively all, of the members of AUC Acquisition Holdings LLC, a Delaware limited liability company (“Holdings”).  Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Article XI.

RECITALS

WHEREAS, the Sellers are the registered and beneficial owners of all of the issued and outstanding membership interests of Holdings (the “Interests”), which are of the types and classes more particularly set forth on Schedule 4.3(a);

WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to acquire, all of the Interests (other than any Forfeited Interests, as defined below), pursuant to and in accordance with this Agreement and on the terms and conditions contained herein;

WHEREAS, any Subordinated Profits Common Units (the “Subordinated Profits Common Units”)granted pursuant to the AUC Acquisition Holdings, LLC Unit Option and Award Plan (the “Plan”) that will not meet the applicable performance criteria in connection with the transactions contemplated by this Agreement, as more particularly set forth on Schedule 4.3(a), shall terminate immediately prior to the Closing and shall not be an Interest purchased pursuant to this Agreement (the “Forfeited Interests”);

WHEREAS, each of the Sellers identified as a “Rollover Member” on Schedule 4.3(a) (the “Rollover Members” and each individually a “Rollover Member”) shall sell to the Buyer the Interests of Holdings owned by them and identified on Schedule 4.3(a) as “Rollover Interests” (collectively, the “Rollover Interests”) in return for ordinary shares of the Buyer Parent; and

WHEREAS, Buyer Parent is party to this Agreement for the purpose of, among other things, (i) evidencing its consent and agreement to complete the Contemplated Transactions required of it hereunder (including issuance of the Rollover Interests to the Rollover Members), (ii) guaranteeing the duties and obligations of Buyer under this Agreement, and (iii) agreeing to perform those duties and obligations required of Buyer Parent hereunder, all as hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF INTERESTS

Section 1.1  Purchase and Sale of Interests.  Subject to and in accordance with the terms and conditions set forth herein, at the Closing, the Buyer shall purchase from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver to the Buyer, all of the Interests (other than any Forfeited Interests), free and clear of any Liens.

Section 1.2  Purchase Price.  Subject to adjustment pursuant to Section 2.2, the purchase price for the Interests (including the Rollover Interests) shall be an aggregate amount equal to:

(a)  One Hundred Thirty Million Dollars ($130,000,000.00) (the “Base Purchase Price”); plus

(b)  Cash on Hand; minus

(c)  any and all outstanding Indebtedness of the Acquired Group as of the Closing Date; minus

(d)  any and all unpaid Sale Transaction Expenses; plus

(e)  the amount by which Closing Date Adjusted Net Working Capital exceeds Target Adjusted Net Working Capital (which may be a negative number); plus

(f)  the Notes Receivable Payment Amount.

The computation set forth in clauses (a) through (e) above is hereinafter referred to as the “Purchase Price,” which shall be payable in the manner set forth in Section 2.1(a).  The Notes Receivable Payment Amount shall be payable in the manner set forth in Section 2.1(d).

Section 1.3  Forfeited Subordinated Profits Common Units.  The parties acknowledge that the applicable performance criteria will not be met with respect to the Forfeited Interests and that such Forfeited Interests shall terminate and be forfeited as of immediately prior to the Closing for no consideration.

ARTICLE II

CONSIDERATION AND MANNER OF PAYMENT

Section 2.1  Payments at Closing.

(a)  Closing Date Payments.  At the Closing, in consideration of the purchase and sale of the Interests pursuant to Section 1.1 and subject to the further adjustments described in Section 2.2(c):

(i)  the Buyer shall, pursuant to written wire transfer instructions set forth on the Allocation Spreadsheet, pay the following amounts to the following Persons, in cash, by wire transfer of immediately available funds, in consideration of the purchase and sale of the Interests other than the Rollover Interests:  (i) to the Escrow Agent, the sum representing the Escrow

Amount to be held, administered and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement, as required by Section 2.1(b); (ii) to all Persons to whom any Estimated Closing Date Indebtedness is owed, an amount equal to the amount so owed to such Persons; (iii) to all Persons to whom any Estimated Closing Date Sale Transaction Expenses are owed, an amount equal to the amount so owed to such Persons; (iv) to the Sellers’ Representative, an amount required to fully fund the Sellers’ Representative Account; and (iv) to the Sellers, in accordance with the Allocation Spreadsheet, a net amount (the “Net Cash Purchase Price”) equal to (A) the Estimated Purchase Price less (B) the Escrow Amount less (C) the Share Purchase Price (representing that portion of the Purchase Price payable in respect of the Rollover Interests below).  In no event will the Buyer or the Acquired Group have any responsibility or liability for the allocation of the Net Cash Purchase Price among the Sellers.

(ii)  the Buyer shall deliver (or cause Buyer Parent to deliver), in consideration of the purchase and sale of the Rollover Interests, those ordinary shares of Buyer Parent (the “Share Purchase Price”) described on the Allocation Spreadsheet, which ordinary shares of Buyer Parent shall be deemed to have the Aggregate Buyer Parent Share Value, to the Rollover Members, with the number of ordinary shares of Buyer Parent  to be delivered by Buyer to each Rollover Member set forth on the Allocation Spreadsheet.

(b)  Escrow.  At the Closing, the Buyer and the Sellers’ Representative shall enter into an escrow agreement, substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”), with Delaware Trust Company (the “Escrow Agent”), pursuant to which the Buyer will deposit the Escrow Amount with the Escrow Agent.

(c)  Withholding.  The Buyer and each Company shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any applicable provision of state, local or non‑U.S. Law.  To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  For the avoidance of doubt, withholding pursuant to this Section 2.1(c) may be satisfied with respect to payments that constitute wages or compensation subject to employment or withholding Tax by the payment of such amounts to the applicable Operating Company, together with the employer’s share of payroll Taxes attributable thereto, with such Operating Company in turn paying the applicable Seller or Person such wages or compensation (less applicable employment or withholding Tax which shall be deposited with the appropriate Governmental Authority in accordance with applicable Law).

(d)  Notes Receivable Payment Amount.

(i)  Subject to the terms and conditions of this Section 2.1(d), if any member of the Acquired Group receives any payment on account of any Closing Date Notes Receivable after 11:59 p.m., Eastern Time, on the day immediately prior to the Closing Date (a “Post-Closing Note Payment”), Buyer shall cause such member of the Acquired Group to remit (each, a “Remittance”) the Notes Receivable Percentage of each such Post-Closing Note Payment to the Sellers’ Representative, for distribution to the Sellers in accordance with their respective

Allocable Shares, within fifteen (15) days after the end of the calendar month in which such Post-Closing Note Payment was received.

(ii)  Concurrently with each Remittance, Buyer shall cause the Acquired Group to provide Sellers’ Representative with an updated Schedule 4.6(g) taking into account the Post-Closing Note Payments received by the Acquired Group.

(iii)  Buyer shall provide, or cause the Acquired Group to provide, any information concerning or relating to the status of the Closing Date Notes Receivable that is reasonably requested by the Sellers’ Representative.  Buyer shall cause the Acquired Group to use its commercially reasonably efforts to collect payments due under the Closing Date Notes Receivable in the Ordinary Course of Business.

(iv)  If any member of the Acquired Group forgives any portion of a Closing Date Notes Receivable other than in connection with bona fide discussions regarding the validity or collectability of such Closing Date Notes Receivable, then such forgiven portion shall be treated as having been paid to the Acquired Group for purposes of this Section 2.1(d) and the amount thereof deemed a Post-Closing Note Payment hereunder.

(v)  In no event shall the payments made to Sellers’ Representative under this Section 2.1(d)(i) exceed the Maximum Notes Receivable Payment Amount and neither the Buyer nor any member of the Acquired Group shall have any further obligations under this Section 2.1(d) once payments under Section 2.1(d)(i) have reached the Maximum Notes Receivable Amount.

(vi)  All payments made to Sellers’ Representative under Section 2.1(d)(i) shall be treated by all Parties as an adjustment to that portion of the Purchase Price payable in cash, unless otherwise required by Sections 483 or 1274 of the Code or other applicable Law.

(vii)  Payments due to Sellers’ Representative under Section 2.1(d)(i) shall not be subject to set off, reduction or similar adjustment for any duty, obligation or liability of Sellers’ Representative or any Seller under this Agreement, any Other Agreement or otherwise (including, without limitation, indemnification obligations under Article IX).

Section 2.2  Adjustments to Net Cash Purchase Price.

(a)  Estimated Statement.  The Sellers’ Representative shall prepare and deliver to the Buyer, at least three (3) days prior to Closing, a statement (the “Estimated Statement”) setting forth (i) a balance sheet of the Acquired Group as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date but without giving effect to the Contemplated Transactions, prepared in accordance with GAAP, (ii) a good faith estimate of the Cash on Hand (the “Estimated Closing Date Cash”), (iii) a good faith estimate of  Adjusted Net Working Capital (the “Estimated Closing Date Adjusted Net Working Capital”), (iv) a good faith estimate of Indebtedness of the Acquired Group as of the Closing Date (the “Estimated Closing Date Indebtedness”), (v) a good faith estimate of Sale Transaction Expenses (“Estimated Closing Date Sale Transaction Expenses”) and (vi) a calculation of the Estimated Purchase Price. The Sellers’ Representative shall make available to the Buyer all records, supporting schedules, analyses, working papers and other documentation used in preparing the Estimated Statement.  Following delivery of the Estimated Statement and prior to Closing, the Sellers’ Representative shall take into consideration in good faith any comments which Buyer has to the Estimated Statement.

(b)  Closing Statement.  Within ninety (90) days following the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative a statement (the “Closing Statement”) setting forth (i) a balance sheet of the Acquired Group as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date but without giving effect to the Contemplated Transactions, prepared in accordance with GAAP, (ii) a calculation of the Cash on Hand (the “Closing Date Cash”), (iii) a calculation of the Adjusted Net Working Capital (the “Closing Date Adjusted Net Working Capital”), (iv) a calculation of the Indebtedness of the Acquired Group as of the Closing Date (“Closing Date Indebtedness”), (v) a calculation of Sale Transaction Expenses (“Closing Date Sale Transaction Expenses”) and (vi) a calculation of the Closing Purchase Price.  Upon the written request of the Sellers’ Representative, the Buyer shall reasonably promptly make available to the Sellers’ Representative all records and work papers reasonably required by the Sellers’ Representative in connection with its review of the Closing Statement; provided,  however, that (A) the provision of any information or access pursuant to this Section 2.2(b) will be subject to appropriate confidentiality undertakings, and (B) nothing in this Section 2.2(b) will require any Party to disclose information that is subject to attorney-client privilege.

(i)  Protest Notice.  Within thirty (30) days after the Buyer’s delivery of the Closing Statement to the Sellers’ Representative, the Sellers’ Representative may deliver written notice (the “Protest Notice”) to the Buyer of any objections, and the basis therefor, which the Sellers’ Representative may have to the Closing Statement.  Any Protest Notice shall specify in reasonable detail the nature of any disagreement so asserted.  The Buyer shall be permitted to review the supporting schedules, analyses, working papers and other documentation with respect to such Protest Notice.  Except for such items that are specifically disputed in the Protest Notice, the amounts set forth on the Closing Statement shall be final.  The failure of the Sellers’ Representative to deliver such Protest Notice within the prescribed time period will constitute the Sellers’ irrevocable acceptance of the Closing Statement prepared and delivered by the Buyer.  If the Sellers’ Representative delivers a Protest Notice within the prescribed time period, then the Sellers’ Representative and the Buyer will use reasonable efforts to resolve any disagreements as to the computation of the Closing Date Cash, Closing Date Adjusted Net Working Capital, Closing Date Indebtedness, Closing Date Sale Transaction Expenses and Closing Purchase Price, within thirty (30) days after delivery of such Protest Notice.  The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to the Sellers’ Representative and the Buyer during such thirty (30) day period of negotiations and any subsequent dispute arising therefrom.

(ii)  Resolution of Protest.  If the Buyer and the Sellers’ Representative are unable to resolve any disagreement with respect to the calculation of Closing Date Cash, Closing Date Adjusted Net Working Capital, Closing Date Indebtedness, Closing Date Sale Transaction Expenses or Closing Purchase Price, within thirty (30) days following the delivery of any Protest Notice, then either the Buyer or the Sellers’ Representative may refer the items in dispute to the New York, New York office of Deloitte & Touche LLP or another independent accounting firm of national reputation reasonably satisfactory to the Buyer and the Sellers’ Representative (the “Independent Accountant”).  In such case, the Buyer and the Sellers’ Representative will jointly retain the Independent Accountant and direct it to render a written report setting forth its determination of the Closing Date Cash, Closing Date Adjusted Net Working Capital, Closing Date Indebtedness, Closing Date Sale Transaction Expenses and Closing Purchase Price, resolving any and all items in dispute (as set forth in the Protest Notice), not later than forty‑five (45) days after acceptance of its retention.  The Sellers’ Representative and the Buyer shall each submit to the Independent Accountant a binder setting forth their respective computations of the Closing Date Cash, Closing Date Adjusted Net Working Capital, Closing Date Indebtedness, Closing Date Sale Transaction Expenses and Closing Purchase Price, and specific information, evidence and support for their respective positions as to all items in dispute.  Neither the Sellers’ Representative nor the Buyer shall have or conduct any communication, either written or oral, with the Independent Accountant without the other Party either being present or receiving a concurrent copy of any written communication.  The Sellers’ Representative and the Buyer, and their respective Representatives, shall cooperate fully with the Independent Accountant during its engagement and respond on a timely basis to all requests for information or access to documents or personnel made by the Independent Accountant, all with the intent to fairly and in good faith resolve all disputes relating to the Closing Date Cash, Closing Date Adjusted Net Working Capital, Closing Date Indebtedness, Closing Date Sale Transaction Expenses and Closing Purchase Price, as promptly as reasonably practicable.  The Independent Accountant shall conduct its review, resolve all disputes and, to the extent necessary, compute the Closing Date Cash, Closing Date Adjusted Net Working Capital, Closing Date Indebtedness, Closing Date Sale Transaction Expenses and Closing Purchase Price, based solely on the binders submitted by the Sellers’ Representative and the Buyer (not by independent review).  In resolving any disputed item, the Independent Accountant (A) may not assign a value to any particular item greater than the greatest value for such item claimed by either the Sellers’ Representative or the Buyer, or less than the lowest value for such item claimed by either the Sellers’ Representative or the Buyer, in each case as presented to the Independent Accountant, (B) shall be bound by the principles set forth in this Section 2.2, and (C) shall limit its review to matters specifically set forth in the Protest Notice.  The fees and expenses of the Independent Accountant shall be apportioned between the Sellers, on the one hand, and the Buyer, on the other hand, based upon inverse proportion of the disputed amounts resolved in favor of such Party (i.e., so that the prevailing Party bears a lesser amount of such fees and expenses), as determined by the Independent Accountant and set forth in the report of such Independent Accountant; provided,  that, initially, any retainer charged by the Independent Accountant shall be shared equally between the Buyer and the Sellers (subject to reconciliation in connection with and pursuant to the foregoing provisions relating to apportionment of Independent Accountant fees and expenses).

(iii)  Final Determination.  Notwithstanding anything to the contrary in this Agreement, any disputes raised in the Protest Notice regarding any amount shown in the Closing Statement shall be resolved solely and exclusively as set forth in this Section 2.2(b).  The findings and determinations of the Independent Accountant as set forth in its written report shall be deemed final, conclusive and binding upon the Parties and shall not be subject to collateral attack for any reason, other than fraud or manifest error.  The Parties shall be entitled to have a judgment entered on such written report in any court of competent jurisdiction.

(c)  Adjustment to Net Cash Purchase Price.  Within five (5) Business Days after the final determination of the Closing Date Cash, Closing Date Adjusted Net Working Capital, Closing Date Indebtedness, Closing Date Sale Transaction Expenses and Closing Purchase Price pursuant to Section 2.2(b), the Net Cash Purchase Price shall be subject to adjustment as follows:

(i)  if (A) the Closing Purchase Price as finally determined pursuant to Section 2.2(b) is less than (B) the Estimated Purchase Price, then within five (5) Business Days of such final determination, the Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse (1) to Buyer a portion of the Adjustment Escrow Amount equal to such shortfall and (2) to the Sellers’ Representative (for payment to the Sellers in accordance with their respective Allocable Shares) any remaining portion of the Adjustment Escrow Amount less Two Hundred Fifty Thousand Dollars ($250,000.00); provided that, if the Adjustment Escrow Amount is insufficient to pay such shortfall and leave at least Two Hundred Fifty Thousand Dollars ($250,000.00) in the Adjustment Escrow Amount, the Buyer may, at its election, collect the balance of such shortfall either from the Indemnity Escrow Amount or directly from the Sellers in accordance with their respective Allocable Shares, in each case by wire transfer of immediately available funds to the bank account(s) specified in writing by the Buyer; provided further, that if the Buyer collects the balance of such shortfall from the Indemnity Escrow Amount, the Sellers shall, within five (5) business days, deposit funds with the Escrow Agent sufficient to restore (i) the balance in the Indemnity Escrow Amount prior to such payment therefrom and (ii) at least Two Hundred Fifty Thousand Dollars ($250,000.00) in the Adjustment Escrow Amount;

(ii)  if (A) the Closing Purchase Price as finally determined pursuant to Section 2.2(b) is greater than (B) the Estimated Purchase Price, then within five (5) Business Days of such final determination, (1) the Buyer shall pay such excess to the Sellers’ Representative for payment to the Sellers in accordance with their respective Allocable Shares and (2) the Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Sellers’ Representative (for payment to the Sellers in accordance with their respective Allocable Shares) the Adjustment Escrow Amount less Two Hundred Fifty Thousand Dollars ($250,000.00), in each case by wire transfer of immediately available funds to the bank account(s) specified in writing by the Sellers’ Representative; and

(iii)  the remaining balance in the Adjustment Escrow Amount following the disbursement to the Buyer under clause (i) of this Section 2.2(c) (including any restored balance), or disbursement to the Sellers’ Representative under clause (ii) of this Section 2.2(c), shall remain with the Escrow Agent as part of the Escrow Amount to be used as payment on account of the Tax obligations of the Sellers for Pre-Closing Tax Periods pursuant to Section 8.1(b), on account of the Tax obligations of the Sellers for any Straddle Period pursuant to Section 8.1(c), or on account of the indemnification obligations of the Sellers pursuant to Section 9.3(a)(iii), as more fully set forth in the Escrow Agreement; provided, that nothing contained in this clause (iii) or in the Escrow Agreement shall limit the Sellers’ obligations under Section 8.1(b), Section 8.1(c) or Section 9.3(a)(iii).

In no event will the Buyer or the Acquired Group have any responsibility or liability for the allocation of any amount pursuant to this Section 2.2(c) among the Sellers.

Section 2.3  Allocation Spreadsheet.  At least three (3) days prior to Closing, the Sellers’ Representative shall prepare and deliver to the Buyer a spreadsheet (the “Allocation Spreadsheet”), which sets forth the allocation of the Net Closing Date Cash Payment among the Sellers.  The parties hereby agree that the Allocation Spreadsheet shall govern the allocation of the Net Closing Date Cash Payment and all other consideration payable or deliverable to the Sellers pursuant to this Agreement, in each case, subject to any adjustments as provided herein.  Buyer Parent and the Buyer shall be entitled to rely solely on this Agreement and the Allocation Spreadsheet with respect to the consideration allocated and payable or deliverable to the Sellers pursuant hereto and thereto.  Once the Buyer has made (or has caused to be made) any payments or deliveries required to be made hereunder to the Sellers, the Sellers’ Representative or any Operating Company on their behalf in accordance with the Allocation Spreadsheet, such payments shall constitute a complete discharge of the relevant payment obligation of the Buyer hereunder to such parties.  None of Buyer Parent, the Buyer or, after the Closing, any Company shall be liable to any Person, including any Seller, for any inaccuracy, error or omission on the Allocation Spreadsheet, or any action taken or not taken by the Sellers’ Representative.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller (as to such Seller, but not as to any other Seller) severally represents and warrants to the Buyer as follows:

Section 3.1  Organization and Authority; Power; and Capacity.  Each Investor Seller (other than William Massa) is a limited partnership or trust (as appropriate), duly formed, validly existing and in good standing under the Laws of the State of its formation or organization (as appropriate) and has the limited partnership, limited liability company or trust (as appropriate) power and authority to enter into this Agreement and the Other Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions.  Each Management Seller who is an individual and William Massa (who is an Investor Seller) is sui juris and has the legal power and capacity to enter into this Agreement and the Other Agreements to which he or she is a party and to perform such Seller’s obligations hereunder and thereunder, and to consummate the Contemplated Transactions.  Each Management Seller which is a limited partnership or other entity, is duly formed, validly existing and has the power and authority to enter into this Agreement and the Other Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions.

Section 3.2  Validity and Enforceability.  The execution, delivery and performance of this Agreement and each of the Other Agreements to which such Seller is a party, and the consummation of the Contemplated Transactions, have been duly authorized and approved by all required action on the part of such Seller and its partners, members, trustees and/or beneficiaries, as applicable.  This Agreement and the Other Agreements to which such Seller is a party have been duly executed and delivered by such Seller, and constitute the legal, valid and binding obligations of such Seller, enforceable in accordance with their terms.

Section 3.3  Title to Interests.  Such Seller has good title to the Interests indicated as owned by it on Schedule 4.3(a), free and clear of all Liens, other than restrictions on transfer under the Holdings LLC Agreement.  Except as set forth on Schedule 4.3(a), such Seller does not hold, of record or beneficially, any other Interests or Equity Interests in Holdings.  No Person, other than the Sellers, owns any Interests or Equity Interests in Holdings or has any rights to purchase or otherwise acquire any Equity Interest in Holdings.  Upon the consummation of the Contemplated Transactions, the Buyer will acquire good and valid title to such Seller’s Interests, free and clear of all Liens, other than restrictions on transfer under the Holdings LLC Agreement.

Section 3.4  No Conflict.  Neither the execution and delivery of this Agreement or the Other Agreements, nor the performance by such Seller of such Seller’s obligations hereunder or thereunder, or the consummation of the Contemplated Transactions will (with or without the passage of time or the giving of notice) (a) violate, conflict with or constitute a default under the Organizational Documents of such Seller (to the extent applicable), (b) violate, conflict with or result in a breach of, constitute a default under, give rise to any right of termination, cancellation or acceleration under, or cause any loss of benefit under, any of the terms, conditions or provisions of any Contract to which such Seller is a party, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with regard to such Seller or any of such Seller’s assets, or result in, require or permit the creation or imposition of any Lien of any nature upon or with regard to such Seller or any of such Seller’s assets, including the Interests owned by such Seller, or (c) conflict with or violate any Law or Governmental Order applicable to such Seller or by which such Seller’s assets are bound.

Section 3.5  Consents.  Neither the execution and delivery by such Seller of this Agreement or the Other Agreements to which such Seller is a party, nor the performance by such Seller of such Seller’s obligations hereunder or thereunder or the consummation of the Contemplated Transactions will (with or without the passage of time or the giving of notice) require any Consent under any of the terms, conditions or provisions of any Contract to which such Seller is a party.  No Consent, Governmental Order or License and Permit of, or exemption from, or declaration, filing or registration with, or notification to, any Person is required to be made in connection with the execution, delivery and performance by such Seller of this Agreement and the Other Agreements to which such Seller is a party and the consummation of the Contemplated Transactions.

Section 3.6  Brokers.  No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of such Seller or any member of the Acquired Group, other than fees and commissions that are part of the Sale Transaction Expenses.

Section 3.7  Investment Representations.  For each Rollover Member, such Rollover Member (i) is an “accredited investor” within the definition of Regulation D promulgated by the SEC pursuant to the Securities Act, (ii) is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that such Rollover Member can bear the economic risk of its investment in Buyer Parent, and has such knowledge and experience in financial and business matters that such Rollover Member is capable of evaluating the merits and risks of the investment in the ordinary shares of Buyer Parent and can afford a complete loss of such Rollover Member’s investment, (iii) in the case of such Rollover Member who is not a natural person, has not been organized for the purpose of acquiring the ordinary shares of Buyer Parent, and (iv) understands that the ordinary shares of Buyer Parent  (A) are subject to restrictions on transfer pursuant to this Agreement and (B) may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the ordinary shares of Buyer Parent  or an available exemption from registration under the Securities Act, the ordinary shares of Buyer Parent  must be held indefinitely.

Section 3.8  Section 83(b) Elections.  If such Seller holds Subordinated Profits Common Units, such Seller timely and properly made and filed (no later than thirty (30) days from the date of the related Subordinated Profits Common Unit Award and Repurchase Agreement, each a “Subordinated Profits Common Unit Award Agreement”) with the Internal Revenue Service an election under Section 83(b) of the Code in respect of such Subordinated Profits Common Units and provided a copy of such election to Holdings within five (5) days following its filing with the Internal Revenue Service.

Section 3.9  Allocation Spreadsheet.  All of the information set forth in the Allocation Spreadsheet with respect to such Seller, including the consideration to be received by such Seller, is accurate and complete.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE

SELLERS WITH RESPECT TO THE ACQUIRED GROUP

The Sellers hereby jointly and severally represent and warrant to the Buyer with respect to the matters specified in this Article IV as follows:

Section 4.1  Organization and Qualification.

(a)  Each Company is a limited liability company, limited partnership or corporation (as applicable), duly formed or incorporated (as applicable), validly existing and in good standing under the Laws of its jurisdiction of formation or incorporation (as applicable).

(b)  Each Company has the requisite limited liability company, limited partnership or corporate (as applicable) power and authority to own and lease the assets that it owns and leases (and, in the case of the Operating Companies, to conduct the Business as presently conducted) and to perform all of its obligations under each Contract to which it is a party or by which it is bound.

(c)  Each Company is duly qualified to conduct its business (and, in the case of the Operating Companies, to conduct the Business) as a foreign limited liability company, limited partnership or corporation (as applicable) and is in good standing under the Laws of the jurisdictions listed on Schedule 4.1(c), which are the only jurisdictions in which any Company is required to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(d)  The sole and exclusive purpose of Holdings is to serve as the ultimate parent entity for the remainder of the Acquired Group, and Holdings (i) does not engage in any other business activities, (ii) is not directly engaged in the Business and (iii) does not own any assets other than the Equity Interests of AUC Holdings.

(e)  The sole and exclusive purpose of AUC Holdings is to serve as the direct holding company and sole member of AUC Management, the direct holding company and sole stockholder of Gaylord Investment and ninety-nine percent (99%) limited partner of AUC Group, and AUC Holdings (i) does not engage in any other business activities, (ii) is not directly engaged in the Business and (iii) does not own any assets other than the Equity Interests of AUC Management, AUC Holdings and AUC Group as hereinbefore described.

(f)  The sole and exclusive purpose of AUC Management is to serve as one percent (1%) general partner of AUC Group, and AUC Management (i) does not engage in any other business activities, (ii) is not directly engaged in the Business and (iii) does not own any assets other than the Equity Interest of AUC Management as hereinbefore described.

Section 4.2  Organizational Documents.  The Acquired Group has made available to the Buyer copies of its Organizational Documents, and all such copies are complete and correct and in full force and effect, and the Acquired Group is in compliance with the provisions of its Organizational Documents.  The Acquired Group has provided Buyer with true, complete and accurate copies of all minutes of meetings, actions by written consent and other formal actions of all boards of directors (or their limited liability company or limited partnership equivalents) (including all committees thereof), managers, boards of managers, general partners, limited partners, members, Interest holders, shareholders and other equity holders of, and all stock or share ledgers, stock or share registers and other lists of shareholders, members, Interest holders, partners (general, limited or other) and holders of any shares, memberships or other equity interests in, any of the Acquired Group (collectively, “Minute Records”) since the Acquisition Date.  The Acquired Group has made available to the Buyer copies of all Minute Records relating to periods prior to the Acquisition Date which are in its possession or under its control.

Section 4.3  Capitalization.

(a)  Schedule 4.3(a) accurately and completely sets forth for Holdings the names of all of the record and beneficial holders of the Interests and each class thereof and the percentage ownership of the Interests held by such holder, and other than the Interests, there are no issued or outstanding Equity Interests of Holdings.  Schedule 4.3(a) includes an accurate and complete copy of Schedule 1 to the Holdings LLC Agreement and accurately reflects the date of issuance of each Interest.  The board of managers and Required Preferred Unitholders (as defined in the Holdings LLC Agreement) have properly authorized and approved the Plan (an accurate and complete copy of which is included in Schedule 4.3(a)) and the Interests issuable pursuant to the Plan, and the board of managers has properly authorized and approved each of the grants, awards, issuances or sales of Subordinated Profits Common Units granted, awarded, issued or sold pursuant to the Plan and each of the Subordinated Profits Common Unit Award Agreements pursuant to which such Subordinated Profits Common Units were granted, awarded, issued or sold pursuant to the Plan (accurate and complete copies of which are included in Schedule 4.3(a)) and all conditions precedent and conditions subsequent relating to the such

Subordinated Profits Common Units granted, awarded, issued or sold pursuant to the Plan and each of the Subordinated Profits Common Unit Award Agreements have been satisfied in a timely manner.   Schedule 4.3(a) also accurately and completely sets forth the Subordinated Profits Common Units that have vested or will vest upon the Closing and the Forfeited Interests.  The Interests have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with all applicable Federal and state securities Laws, and are not subject to, issued or held in material violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, equity holders’ agreement, voting agreement or any similar right under Law, any Contract or the Organizational Documents of Holdings.  Except as set forth on Schedule 4.3(a), (i) there are no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of Holdings and (ii) there is no obligation, contingent or otherwise, of Holdings to repurchase, redeem or otherwise acquire any equity interests of Holdings or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person.

(b)  Holdings does not have any Subsidiaries or own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other Equity Interest in any other Person, other than (i) AUC Holdings, which is a wholly-owned Subsidiary of Holdings (and Holdings Subsidiary hereunder) and (ii) the Operating Companies, each of which is a wholly-owned Subsidiary of AUC Holdings (and a Holdings Subsidiary hereunder).

(c)  Schedule 4.3(c) accurately and completely sets forth for each Holdings Subsidiary the names of all of the record and beneficial holders of Equity Interests in such Holdings Subsidiary held by such holder, and other than such Equity Interests, there are no issued or outstanding Equity Interests of such Holdings Subsidiary.  The Equity Interests reflected on Schedule 4.3(c) have been duly authorized and at the time of issuance were validly issued, fully paid and non-assessable and issued in compliance with all applicable Federal and state securities Laws, and are not subject to, issued or held in material violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, equity holders’ agreement, voting agreement or any similar right under Law, any Contract or the Organizational Documents of the applicable Holdings Subsidiary.  Except as set forth on Schedule 4.3(c), (i) there are no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of any Holdings Subsidiary and (ii) there is no obligation, contingent or otherwise, of any Holdings Subsidiary to repurchase, redeem or otherwise acquire any equity interests of such Holdings Subsidiary or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person.

(d)  The Allocable Share of each Seller has been calculated and determined pursuant to and in accordance with the provisions of Article V of the Holdings LLC Agreement, including the provisions of Section 5.8 thereof.

(e)  All actions have been taken by the managers and members of Holdings to admit the Buyer as the sole member of Holdings upon the completion of the Closing, and upon the completion of the Closing, the Buyer shall have been duly admitted as a member of Holdings and shall be the sole member of Holdings.

Section 4.4  No Violation.  Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement or the Other Agreements, nor the consummation of the Contemplated Transactions will (with or without the passage of time or the giving of notice) (a) violate, conflict with or constitute a default under the Organizational Documents of any Company, (b) violate, conflict with or constitute a default under any Material Contract to which any Company is a party, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with regard to any Company or any of its assets, or result in, require or permit the creation or imposition of any Lien of any nature upon or with regard to any Company or any of its assets, or (c) conflict with or violate any Laws or Governmental Orders applicable to any Company or by which any of its assets are bound or any of the Licenses and Permits held by any Company.

Section 4.5  Consents.

(a)  Third Party Consents.  Except as set forth on Schedule 4.5(a), neither the execution and delivery of this Agreement or the Other Agreements, nor the consummation of the Contemplated Transactions will (with or without the passage of time or the giving of notice) require any Consent of, or declaration, filing or registration with, or notification to, any Person (collectively, the “Third Party Consents”) under any of the terms, conditions or provisions of any Material Contract to which any Company is a party or by which any of its assets are bound.

(b)  Governmental Consents.  Except for (i) Consents required pursuant to the Company Licenses and Permits listed on Schedule 4.5(b), and (ii) any other filings listed on Schedule 4.5(b), which shall include filings required under the HSR Act, no Consent of, permit or exemption from, or declaration, filing or registration with, or notification to, any Governmental Authority (collectively, the “Governmental Consents”) is required to be made or obtained by any Company in connection with the execution, delivery and performance of this Agreement and the Other Agreements and the consummation of the Contemplated Transactions.

Section 4.6  Financial Statements.

(a)  Attached as Schedule 4.6(a) hereto are complete and correct copies of the audited consolidated balance sheets of the Acquired Group as of December 31, 2016 and December 31, 2017 (the “Audited Balance Sheets” and the balance sheet as of December 31, 3017, the “Latest Balance Sheet”), and the related audited consolidated statement of operations, changes in member’s equity and cash flows of the Acquired Group for the fiscal years ended December 31, 2015, 2016 and 2017 (collectively, with the Audited Balance Sheets, the “Audited Financial Statements”).

(b)  Attached as Schedule 4.6(b) hereto are complete and correct copies of the unaudited consolidated balance sheets of the Acquired Group as of June 30, 2017, June 30, 2018 and August 31, 2018, and the related unaudited statements of operations and cash flows of the Acquired Group for the six (6) and eight (8)-month periods ended June 30, 2017, June 30, 2018 and August 31, 2018 (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”).

(c)  The accounts receivable of the Operating Companies reflected on the Latest Balance Sheet, and all accounts receivable of the Operating Companies arising since the Latest Balance Sheet, relate solely to sales of goods or services to customers of the Operating Companies arising in the Ordinary Course of Business.  There are no disputes with respect to any of the accounts receivable of the Operating Companies reflected on the Latest Balance Sheet that have not been reserved for in the Interim Financial Statements.  The reserve on the Financial Statements against the accounts receivable for returns and bad debts has been calculated in accordance with GAAP.

(d)  The inventory of the Operating Companies reflected on the Latest Balance Sheet, and the inventory acquired by the Operating Companies arising since the Latest Balance Sheet, has been reflected on the Latest Balance Sheet and internal financial statements and records of the Operating Companies, as appropriate, in accordance with GAAP.

(e)  Except as set forth on Schedule 4.6(e), the Financial Statements fairly present in all material respects the consolidated financial position of the Acquired Group, as of the dates thereof, and the consolidated cash flows, member’s equity and results of operations of the Acquired Group, for the periods related thereto.  Except as set forth on Schedule 4.6(e), the Financial Statements have been prepared and reviewed by the management of the Acquired Group in accordance with GAAP, consistently applied throughout the periods indicated (except that the Interim Financial Statements lack the footnote disclosure and other presentation items and are subject to normal year-end adjustments otherwise required by GAAP and to the other exceptions described on Schedule 4.6(e), none of which are material, either individually or in the aggregate, in type or amount).

(f)  The Acquired Group does not have any Liabilities, except for Liabilities that (i) are expressly accrued for or reserved against in the Latest Balance Sheet, (ii) have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, Legal Proceeding or violation of Law), (iii) are disclosed on Schedule 4.6(f), (iv) are Sale Transaction Expenses, or (v) do not, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000.00).

(g)  Schedule 4.6(g) sets forth all Notes Receivable that are outstanding as of 11:59 p.m., Eastern Time, on the date prior to the Closing Date (collectively, the “Closing Date Notes Receivable”), including (i) name of issuer or lessee, (ii) origination date, (iii) payment start date, (iv) maturity date, (v) original principal amount, (vi) interest rate, (vii) outstanding principal and interest as of the Closing Date and (vi) regularly scheduled monthly payment thereunder.

Section 4.7  Absence of Certain Changes.  Since December 31, 2017, the Acquired Group has conducted the Business in the Ordinary Course of Business, and there has been no Material Adverse Effect, nor, has any event occurred that would result in a Material Adverse Change on the Acquired Group or the Business.  Without limiting the generality of the foregoing, except as set forth on Schedule 4.7, since December 31, 2017, there has not been, nor has any Company committed to, any:

(a)  material borrowings or Indebtedness, other than (i) current Liabilities incurred in the Ordinary Course of Business, (ii) Liabilities under Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under lines of credit in respect of the Senior Indebtedness existing on such date;

(b)  mortgages or pledges of any of its properties or assets, other than Permitted Liens;

(c)  incident of theft, damage, destruction or loss of any of its assets, whether or not covered by insurance, having a replacement cost or fair market value in excess of Fifty Thousand Dollars ($50,000.00) individually or One Hundred Thousand Dollars ($100,000.00) in the aggregate;

(d)  execution, amendment, cancellation, or termination of any Material Contract, or the release or waiver of any rights thereunder;

(e)  voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release, assignment, conveyance, lease or other disposition of any kind of any right, power, claim, debt, or asset (having a replacement cost or fair market value in excess of Fifty Thousand Dollars ($50,000.00) individually or One Hundred Thousand Dollars ($100,000.00) in the aggregate) except the sale of inventory in the Ordinary Course of Business;

(f)  the acquisition of any material assets by any Company other than in the Ordinary Course of Business;

(g)  loan, guarantee or advance to any Affiliates or Representatives of the Acquired Group (including employee loans);

(h)  capital expenditures in excess of One Hundred Thousand Dollars ($100,000.00) individually or in the aggregate, or deferral or failure to incur any capital expenditures and other expenditures;

(i)  declaration, setting aside, or payment of any dividend or other distribution in respect of any Equity Interests of Holdings, or any direct or indirect redemption, purchase, or other acquisition of such Equity Interests, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate of the Acquired Group, other than the distributions to the Sellers of cash and cash equivalents (other than Cash on Hand) to pay Taxes prior to the date hereof;

(j)  issuance of any notes, bonds, or other debt securities or any Equity Interests or securities convertible into, or exchangeable for, any Equity Interests;

(k)  (i) cancellation, waiver or release of any debts, rights or claims except in the Ordinary Course of Business, or (ii) write-down or write-off of the value of any assets of Company except in the Ordinary Course of Business;

(l)  any loss or development that would reasonably be expected to result in a loss of, or any material change in relationship with, any significant customer, fabricator, vendor, supplier or contractor of any Company;

(m)  material change in the accounting principles, methods or practices (including any change in depreciation or amortization policies or rates) utilized by the Acquired Group;

(n)  amendment of any Organizational Documents of any Company;

(o)  commencement or settlement by any Company of any litigation or proceeding involving a dispute where the amount in dispute exceeds Fifty Thousand Dollars ($50,000.00);

(p)  (i) adoption, amendment or termination of any Employee Plan or increase in the compensation or benefits provided under any Employee Plan, (ii) payment of any vacation pay, sick pay, bonus, severance, incentive, disability, profit sharing or other payments other than payments of vacation and sick pay in the Ordinary Course of Business, or (iii) hiring, termination (other than for cause), promotion or demotion of any employee with annual compensation greater than Seventy-Five Thousand Dollars ($75,000.00);

(q)  increase in any manner of compensation or benefits payable or to become payable to any employee of the Acquired Group, other than pursuant to the requirements of any Employee Plan;

(r)  making, change, or rescission of any Tax election or annual accounting period, or adoption or change of any accounting method in respect of Taxes or otherwise, (ii) settlement or other compromise of any claim relating to Taxes, (iii) entering into any closing agreement or similar agreement relating to Taxes, (iv) request for any ruling or similar guidance with respect to Taxes, (v) surrender of any right to claim a refund of Taxes, (vi) amendment of any Tax Return, or (vii) consent to any extension or waiver of the limitation period applicable to any Tax audit or assessment relating to the Acquired Group;

(s)  material change in the general pricing practices or policies or the credit or allowance practices or policies of the Acquired Group;

(t)  license or purchase of any Intellectual Property other than in the Ordinary Course of Business, or license out to any Person or otherwise permit any Person to use any Acquired Group Intellectual Property other than in the Ordinary Course of Business; or

(u)  agreement, whether written or oral, by any Company to do any of the foregoing.

Section 4.8  Taxes.  Except as set forth on Schedule 4.8:

(a)  Each Company has timely filed all Tax Returns required to be filed by it through the Closing Date with the appropriate Taxing Authority in accordance with all applicable Laws.  Each such Tax Return is complete and correct in all material respects.  Each Company has timely paid to the appropriate Taxing Authority and discharged all Taxes due and owing whether or not such Taxes are shown as due and owing on any Tax Return.  No Company is currently a beneficiary of any extension of time within which to file any Tax Return.  Each Company has withheld, collected and timely paid over to the appropriate Taxing Authority, or is properly holding for such payment when due, all Taxes required by Law to be withheld or collected.    Since the date of the Latest Balance Sheet, no Company has incurred any Liability for Taxes arising from transactions outside the Ordinary Course of Business.

(b)  No Company is party to any Tax allocation, Tax indemnification, or Tax sharing agreement, arrangement or similar Contract.

(c)  No Company has been a member of an affiliated, consolidated, combined or unitary group other than such a group of which Holdings was the parent.  No Company is liable for the Taxes of any other Person pursuant to Treasury Regulation Sec. 1.1502‑6 (or any similar provision of foreign, state or local Law) as a transferee or successor, by contract or pursuant to any Law, or otherwise.

(d)  No Company has been notified in writing that it is currently under audit by any Taxing Authority or that any Taxing Authority intends to conduct such an audit, and no action, suit, investigation, claim or assessment is pending or, to the Sellers’ Knowledge, proposed with respect to any alleged deficiency in Taxes.  No Company has been audited by any Taxing Authority during the past two (2) years.  All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any Taxing Authority against any Company.

(e)  No Company has (i) waived, or had waived on its behalf, any statute of limitations in respect of any Taxes, (ii) agreed, or had agreed on its behalf, to any extension of time with respect to any Tax assessment or deficiency, or (iii) executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of foreign, state or local Law.

(f)  Complete and correct copies of all Federal and state Tax Returns filed by each Company for the Tax periods beginning on or after January 1, 2012, relating to Taxes for Tax periods beginning on or after January 1, 2012, have been provided to the Buyer.

(g)  No claim has ever been made by any Governmental Authority in a jurisdiction where any Company does not file Tax Returns, claiming that the Company is or may be subject to taxation by that jurisdiction.

(h)  Each Company is subject to Tax only in its country of formation and political subdivisions thereof.

(i)  There are no Liens, other than Permitted Liens, relating to any Taxes with regard to any of the assets and properties of any Company.

(j)  For all income Tax purposes (i) Holdings has been a “partnership” as defined in Treasury Regulation Sec. 301.7701‑3(b)(1)(i) since its formation, (ii) AUC Holdings and Gaylord have each been a “corporation” as defined in Treasury Regulation Sec. 301.7701‑2(b)

since their incorporation, and (iii) each other Company has been a “disregarded entity” as defined in Treasury Regulation Sec. 301.7701‑3(b)(1)(ii) since its formation.

(k)  Each Company uses and always has used the accrual method of accounting for U.S. federal income Tax purposes.  The taxable year of each Company is and always has been the calendar year.

(l)  No Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the Closing Date.

(m)  No Company is, and no Company has been at any time during the immediately preceding five (5) year period, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code).  Either fifty percent (50%) or more of the value of the gross assets of Holdings does not consist of U.S. real property interests, or ninety percent (90%) or more of the value of the gross assets of Holdings does not consist of U.S. real property interests plus cash or cash equivalents, in each case within the meaning of Temporary Treasury Regulations Section 1.1445‑11T.

(n)  Each Company has timely filed or provided all information, returns or reports, including Forms 1099 and W‑2 (and foreign state and local equivalents) that are required to have been filed or provided and has accurately reported all information required to be included on such returns or reports.

(o)  No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any for any Tax period or portion thereof ending after the Closing Date as a result of any:  (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of U.S. state, local or non‑U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account in respect of taxable periods ending on or prior to the Closing Date described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of U.S. state, local or non‑U.S. income Tax law); (v) adjustment under Section 481 of the Code (or any similar provision of foreign, state, or local Law); (vi) installment sale or open transaction disposition made on or prior to the Closing Date; (vii) prepaid amount received on or prior to the Closing Date; (viii) election made under Section 108(i) of the Code prior to the Closing; (ix) the application of Section 952(c)(2) of the Code; (x) application of Section 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing; (xi) election under Section 965(h) of the Code; (xii) any amount or payment received by any Company before the Closing with respect to, or on account of, any Note Receivable; or (xiii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after such date.

(p)  No Company has ever been a party to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation Sec.  1.6011‑4(b) (or any predecessor provision).

(q)  No Company has, nor has it ever had, a “permanent establishment” in any country, as such term is defined in any applicable Tax treaty or convention, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of any country, other than the country under which such Company is legally formed.

(r)  No Company is a party to or a member of any joint venture, partnership, limited liability company, trust or other arrangement or contract which could be treated as a partnership for Tax purposes, other than Holdings’ interest in AUC Holdings and AUC Holdings’ interests in the Operating Companies.

(s)  No Company is a beneficiary of any Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority.

(t)  Holdings has not made any election under Treasury Regulation Section 301.9100‑22T.

(u)  All Subordinated Profits Common Units granted, awarded, issued or sold by Holdings qualify as, and are properly treated as, “profits interests” within the meaning of Revenue Procedure 93‑27 as clarified by Revenue Procedure 2001‑43.

Section 4.9  Material Contracts.  Except as listed or described on Schedule 4.9, no Company is a party to or bound by any Contract in effect on the Closing Date of a type described below (such Contracts that are required to be listed on Schedule 4.9 are herein referred to as “Material Contracts”):

(a)  any consulting agreement or employment agreement or an agreement with any independent contractor that (i) provides for annual compensation exceeding Fifty Thousand Dollars ($50,000.00) per year; (ii) contains severance, retention, termination, change-of-control or any other similar obligations; or (iii) contains noncompetition, non-solicitation, nondisclosure, assignment of inventions or confidentiality provisions;

(b)  any collective bargaining or similar arrangement with any labor organization;

(c)  any Contract for capital expenditures or the acquisition of fixed assets in excess of One Hundred Thousand Dollars ($100,000.00);

(d)  any Contract that involves the sale, performance or delivery of services, products, materials, or supplies by any Company to any Person, or the purchase, lease, maintenance or acquisition of merchandise, equipment, parts or other property or services by any Company from any Person, requiring payments in excess of One Hundred Thousand Dollars ($100,000.00) per annum;

(e)  any Contract that involves payments received in excess of One Hundred Thousand Dollars ($100,000.00) per annum;

(f)  any Contract with any broker, independent sales representative, distributor or original equipment manufacturer;

(g)  any Contract pursuant to which a third party (i) manufactures, fabricates, assembles or otherwise participates in the production of any product for any Company, or (ii) provides Persons who act as employees of, or independents contractors for, any member of the Acquired Group;

(h)  any Contract that restricts the right of any Company to engage in any line of business, compete with any Person, solicit any employees, consultants, customers, suppliers, employees or contractors of any other Person, sell or purchase any product or maintain the confidentiality of information of another Person, other than covenants restricting a Company from disclosing customer product specifications to which such Company is subject in the Ordinary Course of Business, or any Contract under which such Company is the beneficiary of covenants or agreements of the type hereinbefore set forth in this paragraph (g);

(i)  any Contract relating to the acquisition or disposition, directly or indirectly, of any material business, real property or other assets, or the Equity Interests of any other Person;

(j)  any Contract relating to (A) the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures and other obligations, guarantees of performance, letters of credit, advances, and agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness, where any Company is the borrower, guarantor or obligor or (B) the financing of any wastewater treatment facility by any Company for any municipal utility district or other customer;

(k)  any Contract granting any Person a Lien on all or any material part of the Assets of any Company, other than Permitted Liens;

(l)  any Contract or group of related Contracts with any Affiliate, group of Affiliates, manager, officer, director, employee of equityholder of any Company, or any Related Person of any of the foregoing;

(m)  any lease, license, rental or occupancy agreement, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, licensing of, title to, use of, or any leasehold or other interest in, any real or personal property, with respect to which the payments during any twelve (12) month period exceed One Hundred Thousand Dollars ($100,000.00), other than Contracts of the type described in paragraph (n) below;

(n)  any lease, construction, installation, service, maintenance or other agreement to which any Company is a party relating and pertaining to wastewater treatment facilities constructed and installed by any Company on behalf of a municipal utility district or other customer (which Schedule 4.9 also identifies (x) each lease where the lessee has the right to acquire the leased property at the end of the lease term and (y) the status and brief description of each construction contract and anticipated completion date thereof);

(o)  any bid submitted by or on behalf of the Company which has not yet been awarded or converted into a Contract, including a brief description of the bid, status of the bid and description of the underlying project pertaining to the bid;

(p)  any Contract regarding the license, use, development, improvement, enhancement, modification, appropriation or the non‑disclosure of any Acquired Group Intellectual Property or any other Intellectual Property, other than Intellectual Property consisting of “shrink-wrap” and similar commercially available end-user licenses with annual license fees of less than  Ten Thousand Dollars ($10,000.00);

(q)  any written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by any Company;

(r)  any joint venture, partnership or similar Contract;

(s)  all powers of attorney with respect to any Company, other than those powers of attorney contained in the Senior Loan Documents;

(t)  any Contract containing agreements to take back or exchange goods, consignment arrangements or similar understandings;

(u)  any Contract with a Governmental Authority, or with any prime contractor or lower tier contractor that relates to any Contract with a Governmental Authority;

(v)  any Contract not entered into in the Ordinary Course of Business; and

(w)  any material amendment, supplement, or modification (whether oral or written) in respect of any of the foregoing.

The Acquired Group has made available to the Buyer a true, accurate and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto, and written descriptions of each oral Material Contract, if any.  (i) Each Material Contract is valid, binding, enforceable, in full force and effect, and, to the Sellers’ Knowledge, enforceable by the Company party thereto against the other parties thereto in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions, and, to the Sellers’ Knowledge, is not subject to any material claims, charges, or set-offs, (ii) the Company party thereto is not in material breach or default under any of the Material Contracts, nor has any event occurred which with the giving of notice or the passage of time (or both) would constitute a material breach or default by the Company party thereto thereunder, (iii) the Company party thereto has not waived any material rights under any of the Material Contracts, (iv) to the Sellers’ Knowledge, no other party to any Material Contract is in material breach or default in any respect thereunder, nor has any event occurred or is expected to occur (including the Contemplated Transactions), which with the giving of notice or the passage of time (or both) would constitute a material breach or default by such other party thereunder and (v) no party to a Material Contract has repudiated any of the terms thereof or, to the Sellers’ Knowledge, Threatened to terminate, cancel or not renew any Material Contract.

Section 4.10  Real Property.

(a)  The Company does not own any Real Property.

(b)  Schedule 4.10(b) indicates the address of any Real Property leased by, licensed to or otherwise used or occupied (but not owned) by the Acquired Group (individually and collectively, the “Leased Real Property”).  The Acquired Group has made available to the Buyer a complete and correct copy of each Lease related to the Leased Real Property (the “Acquired Group Leases” and individually an “Acquired Group Lease”), all of which are identified on Schedule 4.10(b).  The Company party to the Acquired Group Lease holds a valid, binding and enforceable leasehold interest in the Leased Real Property subject thereto, in each case free and clear of all Liens, other than Permitted Liens.  With respect to each Acquired Group Lease:  (i) all rents, deposits and additional rents due thereunder have been paid in full; and (ii) the Company party thereto has not received any notice that it is in material default thereunder.  No Affiliate of the Acquired Group or any Related Party of any Affiliate or equityholder of the Acquired Group is the owner or lessor of any Leased Real Property.

(c)  Except as set forth on Schedule 4.10(c), the Leased Real Property constitutes all of the Real Property currently used or occupied by the Acquired Group in connection with or related to the Business.

(d)  With respect to the Leased Real Property, except as reflected on Schedule 4.10(d):

(i)  all facilities thereon are supplied with utilities and other services necessary for the operation of such facilities, as presently operated; and

(ii)  no Company is a lessor under, or otherwise a party to, any Lease, license, assignment, encumbrance, hypothecation or concession pursuant to which such Company has granted to any Person the right to use or occupy all or any portion of the Leased Real Property;

Section 4.11  Personal Property; Sufficiency of Assets.

(a)  Except as set forth on Schedule 4.11(a), the Acquired Group has good and marketable title to, a valid leasehold interest in, or a valid license to use, all assets of the Acquired Group (i) reflected on the Latest Balance Sheet as owned or used by the Acquired Group, and (ii) acquired after the date of the Latest Balance Sheet Date which, together, are all of the assets owned or used by the Acquired Group, free and clear of any Liens, other than Permitted Liens.

(b)  Except as set forth on Schedule 4.11(b), all machinery, equipment and other fixed assets of the Acquired Group are in the possession of, and under the control of, the Acquired Group and located at the Leased Real Property.

(c)  The tangible and intangible assets of the Acquired Group that are currently owned, leased or licensed by the Acquired Group, as applicable, are sufficient for the continued conduct of the Business as of the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the material rights, property and assets necessary to conduct the

Business as currently conducted, and no other Person owns any material asset that is or has been used by, related to and/or necessary for the conduct of the Business.  Except as set forth on Schedule 4.11(b), the assets of the Acquired Group (other than assets of the Acquired Group that are leased to third-parties and not operated by the Acquired Group) are and, to the Sellers’ Knowledge, assets of the Acquired Group that are leased to third-parties and not operated by the Acquired Group are, in reasonable operating condition and repair, are adequate for the uses for which they are being put, and none of such assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 4.12  Intellectual Property.

(a)  Schedule 4.12(a) sets forth a complete and correct list of (i) all Intellectual Property owned by each Company or related to, used in or necessary for the operation of the Business, other than Intellectual Property consisting of “shrink-wrap” and similar commercially available end-user licenses with annual license fees of less than Ten Thousand Dollars ($10,000.00) (collectively, the “Acquired Group Intellectual Property”) and (ii) all products and/or services currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed, and/or otherwise made commercially available by the Acquired Group (the “Products”), other than Products previously researched, designed and/or developed which were abandoned or never used (and not intended to be used) by the Acquired Group.  For each item of Acquired Group Intellectual Property, Schedule 4.12(a) sets forth the registration, patent, serial and/or application number, if any, and the Governmental Authority or other entity with which any such application has been filed and/or which has issued, reissued and/or renewed any such patent or registration.  The Acquired Group solely owns all right, title and interest in, or has a valid license to use, the Intellectual Property required to be listed on Schedule 4.12(a), free and clear of all Liens.  All Acquired Group Intellectual Property that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office, or any similar office or agency anywhere in the world are registered in the name of the Acquired Group.

(b)  Except as set forth on Schedule 4.12(b):  (i) the conduct of the Business has not and does not infringe upon any intellectual property rights of any Person; (ii) no claims or allegations of infringement or unauthorized use involving any Acquired Group Intellectual Property are pending against any third party, or have been made against any third party since the Acquisition Date; (iii) there are no pending claims or allegations or, to the Sellers’ Knowledge, Threatened claims of infringement or unauthorized use of any third party Intellectual Property or technology against any Company and no such claims or allegations have been made against any Company since the Acquisition Date; (iv) to the Sellers’ Knowledge, none of the Acquired Group Intellectual Property is being infringed or otherwise used or available for use by any Person other than the Acquired Group; (v) none of the Acquired Group Intellectual Property is or has been subject to any Governmental Order since the Acquisition Date; and (vi) none of the Acquired Group Intellectual Property has been or is now involved in any reissue, review, re‑examination, or opposition proceeding.

(c)  All patents, domain names, registered trademarks and registered copyrights and applications therefor required to be set forth on Schedule 4.12(a) are in full force and effect as of the Closing Date, all renewal and other maintenance filings and fees with respect thereto have been made and paid (to the extent due and payable prior to the date hereof), all other required maintenance actions have been taken and all formal legal requirements have been complied with (including, without limitation, necessary filings, inventor declarations, and duty of candor), and all such Intellectual Property rights are valid and enforceable.

(d)  The Acquired Group has not taken any action which has in any way materially and adversely affected its ownership of any portion of the Intellectual Property owned by it, or its use of any portion of the Intellectual Property licensed by it, or permitted any such Intellectual Property to enter the public domain.  Except as set forth on Schedule 4.12(d), (i) the Acquired Group is not party to any licenses, sublicenses, or other agreements under which the Acquired Group is granted rights by others in Intellectual Property (other than commercial off-the-shelf software that is made available for a cost of less than Ten Thousand Dollars ($10,000.00)) and no licensing fees, royalties or payments are due and payable in connection with the Acquired Group’s use of any Intellectual Property, (ii) the Acquired Group has not licensed or otherwise granted any right to any Person under any Acquired Group Intellectual Property or has otherwise agreed not to assert any such Intellectual Property against any Person, and (iii) the Acquired Group has not entered into any agreement to indemnify any other Person against any claim or infringement or unauthorized use of any Intellectual Property, which agreement or any indemnification obligation with respect thereto is in effect as of the date hereof.  In the case of any licenses, sublicenses, or other agreements disclosed pursuant to the foregoing clauses (i) or (ii), Schedule 4.12(d) also sets forth whether each such license, sublicense, or other agreement is exclusive or non-exclusive.  There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that (A) restrict the Acquired Group’s rights to use any Intellectual Property, (B) restrict the Business in order to accommodate a third party’s Intellectual Property, or (C) permits a third party to use any Acquired Group Intellectual Property.

(e)  Except as set forth on Schedule 4.12(e), all current employees, consultants, and contractors of the Acquired Group, and all former employees, consultants and contractors of the Acquired Group who were employed or engaged, as appropriate, within the last five (5) years, who have or had access to or are or were involved in the development of Intellectual Property for the Acquired Group have executed written instruments with the Acquired Group that assign to the Acquired Group all rights, title and interest to any and all (A) inventions, improvements, ideas, discoveries, writings, works of authorship, other intellectual property, and information relating to the Business and any of the Products and (B) any Intellectual Property relating thereto.  In each case where a patent is held by the Acquired Group by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office.

(f)  The Acquired Group uses reasonable measures to maintain the secrecy of all proprietary information and trade secrets of the Acquired Group that the Acquired Group or the Sellers advocate are material to the operation of the Business and are valuable thereto by virtue of their secrecy, including, without limitation, requiring each employee and consultant and any other person with access to proprietary information or trade secrets of the Acquired Group to execute a binding confidentiality agreement, copies or forms of which have been made available to the Buyer and there has not been any breach by any party of such confidentiality agreements.

(g)  The information technology systems owned, licensed, leased, subscribed-to, operated on behalf of, or otherwise held for use by the Acquired Group, including all computer hardware, software, firmware and telecommunications systems used by the Acquired Group, (i) perform reliably in all material respects subject to normal wear and tear and in material conformance with the appropriate specifications or documentation for such systems and (ii) are sufficient for the conduct of the Business as currently conducted.

(h)  The Acquired Group has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use.

Section 4.13  Insurance Policies.

(a)  The Acquired Group has made available to the Buyer complete and correct copies of all policies and binders of insurance in effect as of the Closing Date (each of which are listed on Schedule 4.13(a)), including property, general liability, casualty, product liability (including tail product liability), life, health, accident, workers’ compensation, disability insurance, bonding arrangements and umbrella insurance policies, maintained as of the Closing Date by the Acquired Group (collectively, the “Insurance Policies”), together with descriptions of all “self-insurance” programs.  With respect to each Insurance Policy:  (i) such Insurance Policy is in full force and effect; (ii) the Acquired Group has not received written, or to the Sellers’ Knowledge oral, notice denying or disputing any claim (or coverage with respect thereto) made by the Acquired Group or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, such Insurance Policy, in each case, at any time since the Acquisition Date; (iii) the Acquired Group has paid all premiums and has otherwise performed all of its obligations under such Insurance Policy; and (iv) there is no material breach or default by the Acquired Group under such Insurance Policy and the execution of this Agreement and the Other Agreements and the consummation of the Contemplated Transactions will not result in such breach or default or permit any termination, modification or acceleration of such Insurance Policy.

(b)  Since the Acquisition Date, the Acquired Group has not been refused any insurance with respect to any material portion of its business or assets, nor has insurance coverage been materially limited by any insurance carrier to which the Acquired Group has applied for insurance or with which the Acquired Group has carried insurance.  Except as set forth on Schedule 4.13(b), the Acquired Group does not have any self-insured or co-insurance programs.

Section 4.14  Legal Proceedings; Governmental Orders.

(a)  Except as set forth on Schedule 4.14(a), there are no demands, charges, complaints, arbitrations, grievances, hearings, audits, suits, actions, proceedings, investigations, claims of any kind (whether civil, criminal, administrative, investigative or other, at law or in equity) or orders commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Governmental Authority (collectively, “Legal Proceedings”) pending or, to the Sellers’ Knowledge, Threatened against (i) any member of the Acquired Group or its business, operations or assets or (ii) any Seller if such Legal Proceeding relates to and would have an impact on the Business.  None of the items set forth on Schedule 4.14(a), if adversely determined, could reasonably be expected to have a Material Adverse Effect.  To the Sellers’ Knowledge, there exists no Legal Proceeding which prohibits, restricts or seeks to enjoin the Contemplated Transactions.  As of the date of this Agreement, no member of the Acquired Group has any current plans to initiate any Legal Proceeding against another Person.

(b)  Schedule 4.14(b) lists all Legal Proceedings to which the Acquired Group was a party since the Acquisition Date involving amounts in dispute or claimed damages in excess of Fifty Thousand Dollars ($50,000.00) and/or seeking injunctive or other equitable relief.

(c)  Except as set forth on Schedule 4.14(c), (i) there is no Governmental Order to which the Acquired Group, or any of the assets owned or used by the Acquired Group, is subject, (ii) none of the Sellers are subject to any Governmental Order that relates to and would have an impact on the Business, and (iii) to the Sellers’ Knowledge, no officer, director, manager or employee, agent or consultant of the Acquired Group is subject to any Governmental Order that prohibits such officer, director, manager, agent, consultant or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

Section 4.15  Compliance with Applicable Laws and Governmental Orders.

(a)  Except as set forth on Schedule 4.15(a), the Acquired Group is in compliance in all material respects with all Laws and Governmental Orders applicable to it or the Business.

(b)  The Acquired Group has not received any written, or to the Sellers’ Knowledge oral, notice from any Governmental Authority asserting a failure, or possible failure, to materially comply with any applicable Laws or Governmental Orders, the subject of which notice has not been conclusively resolved as required thereby or otherwise to the satisfaction of the party sending such notice.

(c)  To the Sellers’ Knowledge, the Acquired Group is not under audit or investigation with respect to violations of any Laws applicable to it or the operation of the Business.

(d)  Neither the Acquired Group nor any of the Sellers or, to the Sellers’ Knowledge, any officers, managers, directors, agents, consultants, or other Persons acting on behalf of the Acquired Group have, directly or indirectly, given, promised, offered or authorized or paid anything of value to any recipient that was, is or would be prohibited under Anti-Corruption Laws.  Without limiting the foregoing, neither the Acquired Group nor any of the Sellers or, to the Sellers’ Knowledge, any officers, managers, directors, agents, consultants, or other Persons acting on behalf of the Acquired Group have:  (i) used any corporate funds of the Acquired Group for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) directly or indirectly, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees (including officials and employees of state owned or operated facilities); or (iii) directly or indirectly, made, offered or authorized any improper bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

(e)  No member of the Acquired Group or any of their respective employees or agents has made any material false statements on, or omissions from, any notifications, applications, approvals, reports and other submissions to any Governmental Authority with respect to any Company or the Business, and no member of the Acquired Group, or any of their respective employees or agents has been disqualified or debarred by any Governmental Authority.

Section 4.16  Licenses and Permits; Regulatory Compliance.

(a)  Schedule 4.16(a) contains a complete and correct list of all Licenses and Permits issued to or maintained by the Acquired Group, which constitute all of the Licenses and Permits that are material to or necessary or required for the conduct of the Business (collectively, the “Acquired Group Licenses and Permits”).  All such Acquired Group Licenses and Permits are in full force and effect.

(b)  The Acquired Group is in compliance in all material respects with the terms and conditions of the Acquired Group Licenses and Permits, and has received no written, or to the Sellers’ Knowledge oral, notices that it is in material violation in any respect of any of the terms or conditions of any Acquired Group Licenses and Permits or alleging the failure to maintain any Acquired Group Licenses and Permits.  The Acquired Group has not received notice that any of the Acquired Group Licenses and Permits will not be renewed, and, to the Sellers’ Knowledge, there are no proceedings pending or, to the Sellers’ Knowledge, Threatened to revoke or withdraw any such Acquired Group Licenses and Permits.

Section 4.17  Employee Benefit Plans.

(a)  Schedule 4.17(a) sets forth a complete and correct list of:  (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA); (ii) all other retention, severance, vacation, paid time off, fringe benefit, bonus, incentive, unit option, restricted units, unit bonus, deferred bonus, salary reduction, change-of-control, employment, consulting, salary continuation, equity-based, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind; and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, equity holders, consultants, or independent contractors of the Acquired Group or any ERISA Affiliate that are sponsored or maintained by the Acquired Group or any ERISA Affiliate or with respect to which the Acquired Group or any ERISA Affiliate has made or is required to make payments, transfers, or contributions or with respect to which the Acquired Group has or may have any Liability or obligation (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively).  No Employee Plan is maintained outside of the United States.

(b)  The Acquired Group has made available to the Buyer with respect to each Employee Plan, accurate, current and complete copies of each of the following:  (i) where the Employee Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Employee Plan has not been reduced to writing, a written summary of all plan terms; (iii) where applicable, copies of any trust agreement or other funding arrangements, custodial agreements, insurance policies and contracts, administrative service agreements, adoption agreements, any investment management or investment advisory agreement and other similar agreements, each as now in effect; (iv) copies of the most recent summary plan description, summary of material modifications, summary annual report and employee handbooks; (v) in the case of any Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS, or, if applicable, the advisory letter from the IRS with respect to a volume submitter document; (vi) in the case of any Employee Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Forms 5500, with schedules and financial statements attached; (vii) where applicable, actuarial, consulting or other reports related to any Employee Plan with respect to the most recently completed plan year; (viii) the three (3) most recent coverage and non-discrimination tests performed under the applicable sections of the Code with respect to any Employee Plan; (ix) copies of any notices, communications, letters or other correspondence between the Acquired Group or its Representatives and the IRS, U.S. Department of Labor or other governmental or regulatory agency relating to any Employee Plan within the past two (2) years; and (x) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by the Buyer.

(c)  (i) Each Employee Plan, if intended to be qualified under Section 401(a) of the Code, is so qualified and has received a favorable determination or advisory letter from the IRS as to its tax-qualified status and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code and, to the Sellers’ Knowledge, no event has occurred since the date of any such determination which could reasonably be expected to give the IRS grounds to revoke such determination, (ii) all filings required by the Code or ERISA were made with respect to each Employee Plan and (iii) each Employee Plan has been established, administered, operated and maintained in accordance with its terms and any related documents or agreements and in compliance with applicable Law including, without limitation, ERISA, the Code, the Age Discrimination in Employment Act, Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”), the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act of 2010 as amended by the Health Care and Education Reconciliation Act of 2010 and any regulations or rules promulgated thereunder.  With respect to each Employee Plan, there have been no nonexempt “prohibited transactions,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any Liability or excise Tax under ERISA or the Code being imposed on the Acquired Group.  The Employee Plans satisfy in all material respects the minimum coverage and discrimination requirements under the Code.

(d)  Neither the Acquired Group nor any ERISA Affiliate maintains or is required to contribute to, either currently or at any time in the past, any employee benefit plan that (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code, (ii) is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210(a) of ERISA, (iii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (iv) is subject to the funding requirements of Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (v) provides for payments or benefits, including, without limitation, medical, life insurance or other welfare type benefits, beyond termination of service or retirement other than as required by COBRA or under a similar state Law or other than death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code, or (vi) is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(e)  All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan on or prior to the Closing Date will have been paid, made or accrued on or prior to the Closing Date.  There is no pending or, to the Sellers’ Knowledge, Threatened action, suit, assessment, proceeding, audit, complaint, investigation, or claim of any kind in any court or government agency with respect to any Employee Plan, other than routine claims for benefits, nor is there a basis for one.

(f)  With respect to each group health plan benefiting any current or former employee of the Acquired Group or any ERISA Affiliate that is subject to Section 4980B of the Code, the Acquired Group and each ERISA Affiliate have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA or similar state Law.

(g)  No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(h)  Except as set forth on Schedule 4.17(h), the execution and performance of this Agreement or the consummation of the Contemplated Transactions (either alone or together with any other event) will not (i) constitute a triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Acquired Group to any current or former director, manager, officer, director, employee or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former director, manager, officer, director, employee or consultant (or dependents of such Persons) of the Acquired Group.

(i)  The Acquired Group has not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Acquired Group other than the Employee Plans, or to make any amendments to any of the Employee Plans.  The Acquired Group has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person.  No Employee Plan provides benefits to any individual who is not a current or former employee of the Acquired Group, or the dependents or other beneficiaries of any such current or former employee.

(j)  All individuals who perform services for the Acquired Group have been classified correctly, in accordance with the terms of each Employee Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable Laws, as employees, independent contractors or leased employees, and the Acquired Group has not received notice to the contrary from any Person or Governmental Authority.

(k)  Except as set forth on Schedule 4.17(k), no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Contemplated Transactions by this Agreement by any employee, officer or director of the Acquired Group or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G‑1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(l)  Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.  No payment to be made under any Employee Plan is, or to the Sellers’ Knowledge, will be, subject to the penalties of Section 409A(a)(1) of the Code.

Section 4.18  Labor Matters.

(a)  Except as set forth on Schedule 4.18(a), since the Acquisition Date, the Acquired Group has not experienced any labor dispute, allegation, charge, grievance or complaint of unfair labor practice, employment discrimination or, to the Sellers’ Knowledge, union organizational activity; nor, to the Sellers’ Knowledge, has any such action been Threatened against the Acquired Group.  The Acquired Group is not a party to, bound by or subject to any collective bargaining agreement or other similar type of Contract with any labor union and, to the Sellers’ Knowledge, there is no organizational effort presently being made on behalf of any labor union with respect to the Acquired Group or the Business.  The Acquired Group has not agreed to recognize any union or other collective bargaining representative, no union or group of employees has made a pending demand for recognition and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Sellers’ Knowledge, Threatened to be brought or filed, with the National Labor Relations Board.  No union or collective bargaining representative has been certified as representing any employee of the Acquired Group and no organizational attempt has been made or, to the Sellers’ Knowledge, Threatened by or on behalf of any labor union or collective bargaining representative with respect to any employees of the Acquired Group.  Since the Acquisition Date and other than a week long shut down in operations as the result of Hurricane Harvey in August/September of 2017, the Acquired Group has not experienced any labor strike, labor dispute, lockout, slowdown or stoppage or any other concerted interference with normal operations or material labor difficulty and, to the Sellers’ Knowledge, there has been no Threatened labor strike, dispute, lockout, slowdown, stoppage or other concerted interference with normal operations, and there are no facts or circumstances that could reasonably be expected to lead to any such labor dispute.

(b)  Except as set forth on Schedule 4.18(b), since the Acquisition Date, the Acquired Group has been in material compliance with all applicable Laws relating to the employment of labor, including, without limitation, termination of employment or failure to employ, employment practices, terms and conditions of employment, immigration, wages and hours, working time, employment standards, civil rights, discrimination and retaliation, occupational safety and health, family or medical leave, exempt/non-exempt and contingent worker classifications and workers’ compensation.  With respect to the employees of the Acquired Group, during the last twelve (12) months, there has been no mass layoff, plant closing or shutdown that could implicate the WARN Act of 1988, as amended, or any similar Law.

(c)  There are no, and since the Acquisition Date have not been any, complaints, charges, or claims against the Acquired Group which are pending or, to the Sellers’ Knowledge, Threatened, based on arising out of, in connection with, or otherwise relating to the employment or engagement (or termination of employment or engagement) by the Acquired Group of any individual, including individuals classified as independent contractors or “leased employees” within the meaning of Section 414(n) of the Code, or the failure by the Acquired Group to employ or engage any individual.

(d)  The Acquired Group is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  Neither the Acquired Group nor, to the Sellers’ Knowledge, any of its executive officers has ever received any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Acquired Group and, to the Sellers’ Knowledge, no such investigation is in progress.

(e)  The Acquired Group is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business).  Except as set forth on Schedule 4.18(e), there are no pending claims against the Acquired Group under any workers’ compensation plan or policy or for long term disability.

Section 4.19  Employees & Service Providers.

(a)  Schedule 4.19(a) sets forth a list, to the extent applicable, as of the Closing Date, for each employee, consultant, independent contractor, director and manager of the Acquired Group or any other individual who currently and regularly provides services to the Acquired Group, his or her:  (i) name; (ii) title; (iii) employer (if not the Acquired Group); (iv) location; (v) date of hire; (vi) exempt/non‑exempt status for wage and hour purposes; (vii) employment status (i.e., whether full-time, temporary, leased, etc.); (viii) active or inactive status (including type of leave and estimated duration, if any); (ix) average number of hours worked per week; (x) accrued but unused vacation; and (xi) annual base salary or hourly wage rate (or other compensation arrangement) and target bonus/commission for the current year.

(b)  The Acquired Group currently classifies and has properly classified each of its employees as exempt or non‑exempt for the purposes of the Fair Labor Standards Act and state and local wage and hour Laws since the Acquisition Date.  To the extent that any Contingent Workers are engaged by the Acquired Group or have been engaged since the Acquisition Date, the Acquired Group currently classifies and has properly classified them as Contingent Workers (as distinguished from W‑2 employees) in accordance with applicable Law.

(c)  Except as set forth on Schedule 4.19(b), and except as otherwise provided by applicable Laws, all employees of the Acquired Group are “employees at will” and no employee is subject to any employment contract with any member of the Acquired Group.  Except for the obligations to make severance payments or other payments described on Schedule 4.19(b) pursuant to the Contracts listed on Schedule 4.19(b), neither the Buyer nor the Acquired Group will incur any Liability or obligation pursuant to any employment, severance or other Contract in connection with the termination of any employee, consultant or independent contractor of the Acquired Group (other than payment of salary and accrued benefits or fees, as applicable, to the date of termination).  Except as set forth on Schedule 4.19(b), and except as otherwise provided by applicable Laws, the Acquired Group does not employ or engage any employee, consultant or independent contractor who cannot be dismissed immediately, whether currently or immediately after the Contemplated Transactions, without notice or cause.  Schedule 4.19(b) identifies each employee of the Acquired Group who is subject to a non‑competition and/or non-solicitation agreement with the Company.

(d)  Except as set forth on Schedule 4.19(d), in the past twelve (12) months (i) no management team employee’s employment with any member of the Acquired Group has been terminated for any reason; and (ii) to the Sellers’ Knowledge, no management team employee or group of employees or group of independent contractors has expressed any plans to terminate his, her, or its employment or service arrangement with the Company.

(e)  The Acquired Group has not made any commitment to any of its employees in respect of any possible employment or increases in compensation by the Buyer following the Closing.

(f)  Except as set forth on Schedule 4.19(f), in the last five (5) years, no allegations of sexual harassment have been made to the Acquired Group against any individual in his or her capacity as an employee of any member of the Acquired Group.

Section 4.20  Affiliate Transactions; Relationships with Related Persons.

(a)  Except as set forth on Schedule 4.20(a), neither the Acquired Group nor any of its Affiliates, Related Person, and/or, to the Sellers’ Knowledge, current or former Representatives has or during the last five (5) years has had any direct or indirect interest in, or is or during the last three (3) years was, a Representative of any competitor, supplier or customer of the Acquired Group, or in any Person from whom or to whom the Acquired Group leases any Real Property or any other material assets, or in any other Person with whom the Acquired Group has any business relationship, other than ownership of up to two percent (2%) of any class of the outstanding voting securities of a publicly traded corporation (but only if such investment is held on a purely passive basis).  Except as set forth on Schedule 4.20(a), neither the Acquired Group nor any of its Affiliates and/or Representatives have provided or currently provides credit enhancements, guaranties, assets or rights to use assets as collateral or any other assistance to facilitate or support transactions or the Business.

(b)  Except as set forth on Schedule 4.20(b), (i) no Affiliate, Related Person or Representative of the Acquired Group has any interest in the Business or any of the Acquired Group’s properties or assets, (ii) no Affiliate, Related Person or Representative of the Acquired

Group owns of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (A) had any business dealings or a financial interest in any transaction with the Business or (B) engaged in any business similar to the Business and (iii) no Affiliate, Related Person or Representative of the Acquired Group is a party to any Contract with the Company, or has any claim or right against the Acquired Group.

Section 4.21  Environmental Matters.

(a)  Except as set forth on Schedule 4.21(a), the operations of the Acquired Group comply, and for the past five (5) years have complied, in all material respects with all Environmental Laws.  The Acquired Group has not received from any Person any:  (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, has been received within the past two (2) years or remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)  Except as set forth on Schedule 4.21(b), the Acquired Group has obtained and is in material compliance, and for the past five (5) years has been in material compliance, with all Environmental Permits (each of which is disclosed on Schedule 4.21(b)) necessary for the conduct of the Business and all such Environmental Permits are in full force and effect as of the Closing Date.

(c)  The Acquired Group is not subject or party to any Governmental Order under Environmental Laws which either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(d)  None of the assets of the Acquired Group or any real property currently or formerly owned, leased or operated by the Acquired Group (including the Leased Real Property), nor, to the Sellers’ Knowledge, any location to which any Hazardous Material generated by the Company has been transported for treatment, storage, disposal or recycling, is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(e)  There has been no Release of Hazardous Materials at, on, under or migrating to or from any real property currently or formerly owned, leased or operated by the Acquired Group (including the Leased Real Property) in a manner which would give rise to liability of the Acquired Group under Environmental Law or Contract, and the Acquired Group has not received written notice that any real property currently or formerly owned, leased or operated by the Acquired Group (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by the Acquired Group.

(f)  Except as set forth on Schedule 4.21(f), to the Sellers’ Knowledge, none of the following exists at the Leased Real Property:  (i) underground tanks or related pipes, pumps or other facilities regardless of their use or purpose whether active or abandoned; (ii) asbestos or any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement; or (iii) materials or equipment containing polychlorinated biphenyls.

(g)  The Sellers and the Acquired Group have delivered, or caused to be delivered, to the Buyer copies of all documents, records and information in their possession or control concerning any potential material liability, noncompliance or obligation of the Acquired Group under Environmental Laws, including any Release or threat of Release of Hazardous Materials at, upon or from the Leased Real Property or any property formerly owned, leased or operated by the Acquired Group and any previously conducted environmental site assessments, compliance audits, asbestos surveys, spill control plans, environmental reports by Governmental Authorities, and correspondence with Governmental Authorities regarding compliance with or material liability of the Acquired Group under Environmental Laws or Environmental Permits.

Section 4.22  Brokers.  No broker, finder, financial advisor or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Acquired Group, other than fees and commissions that are part of the Sale Transaction Expenses.

Section 4.23  Customers; Lessees; Fabricators, Vendors, Suppliers and Contractors.

(a)  Schedule 4.23(a) sets forth a list of the ten (10) largest purchasers of equipment from the Operating Companies, as measured by gross revenues attributable to such purchasers for each of the fiscal years ended December 31, 2016 and December 31, 2017 and for the nine (9) months ended September 30, 2018 (collectively, the “Material Customers”), showing the total revenues attributable to each such Material Customer during such period.  No Operating Company is involved in any material claim, dispute or controversy with any such Material Customer other than in the Ordinary Course of Business.

(b)  Schedule 4.23(b) sets forth a list of the twenty-five (25) largest counterparties of the Operating Companies to any lease, construction, installation, service, maintenance or other agreement to which any Company is a party relating and pertaining to wastewater treatment facilities constructed and installed by any Company on behalf of a municipal utility district or other customer, as measured by gross revenues attributable to such customers for each of the fiscal years ended December 31, 2016 and December 31, 2017 and for the nine (9) months ended September 30, 2018 (collectively, the “Material Lessee”), showing the total revenues attributable to each such Material Lessee during such period.  All such Material Lessees continue to be customers of the Operating Companies.  Except as set forth on Schedule 4.23(b), no such Material Lessee has terminated its relationship with the Operating Companies nor has any of the Operating Companies received notice (in writing, or to the Sellers’ Knowledge, otherwise) that any such Material Lessee intends to terminate such relationship (including termination of any lease agreement to which such Material Lessee is a party prior to the expiration of the term of such lease agreement).  No lessee or other counterparty to any lease, construction, installation, service, maintenance or other agreement to which any Company is a party relating and pertaining to wastewater treatment facilities constructed and installed by any Company on behalf of a municipal utility district or other customer has exercised any rights it may have to purchase the leased equipment or facilities nor has any of the Operating Companies received notice (in writing, or to the Sellers’ Knowledge, otherwise) that any such lessee or other counterparty has or intends to exercise any rights it may have to purchase the leased equipment or facilities.  No Operating Company is involved in any material claim, dispute or controversy with any such Material Lessee other than in the Ordinary Course of Business.

(c)  Schedule 4.23(c) sets forth a list of (i) the top five (5) fabricators, (ii) the top ten (10) vendors and/or suppliers (for materials used in the construction and fabrication of wastewater treatment plants) and (iii) the top five (5) contractors (for the assembly and construction of component parts of the wastewater treatment plants), of the Operating Companies, as measured by the expenses paid to such vendors during each of the fiscal years ended December 31, 2016 and December 31, 2017 and the nine (9) months ended September 30, 2018.  All such fabricators, vendors, suppliers and contractors continue to be fabricators, vendors, suppliers and contractors of the Operating Companies.  No such fabricator, vendor, supplier or contractor has terminated its relationship with the Operating Companies nor has any of the Operating Companies received notice (in writing, or to the Sellers’ Knowledge, otherwise) that any such fabricator, vendor or contractor intends to terminate such relationship.  No Operating Company is involved in any material claim, dispute or controversy with any such fabricator, vendor, supplier or contractor other than in the Ordinary Course of Business.

Section 4.24  Foreign Person.  No Seller or any member of the Acquired Group is a foreign person within the meaning of Section 1445 of the Code.

Section 4.25  Banking Facilities.  Schedule 4.25 sets forth a true, correct and complete list of:  (a) the name of each bank, savings and loan or similar financial institution with which the Acquired Group has an account or safety deposit box or other arrangement, and any numbers or other identifying records maintained by the Acquired Group thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of the Acquired Group.

Section 4.26  Product Liability and Warranty; Product Recalls.

(a)  No product manufactured, sold, leased or delivered by the Acquired Group is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service, which are set forth on Schedule 4.26(a).

(b)  There are no existing nor, to the Knowledge of the Sellers, threatened, claims against any Company relating to any work performed by any Company, or product liability, warranty or other similar claims against any Company alleging that any product designed, manufactured, installed or delivered by such Company is defective or fails to meet any product or service warranties.  To the Sellers’ Knowledge, there are no inherent design defects or systemic or chronic problems in any Product.

(c)  Schedule 4.26(c) describes any product warranty claim made against the Acquired Group during the last two (2) years in excess of Twenty-Five Thousand Dollars ($25,000.00), together with the status and/or manner in which such claim was resolved.

(d)  Except as set forth on Schedule 4.26(d), in the last five (5) years, there have been no recalls or withdrawals of products manufactured, marketed, distributed and sold in connection with the Business, whether voluntary or involuntary; provided, that for any period prior to the Acquisition Date, this representation and warranty is made to the Sellers’ Knowledge.

Section 4.27  Books and Records.  All books, records and accounts of the Acquired Group are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.

Section 4.28  No Other Representations and Warranties.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NONE OF THE SELLERS NOR ANY REPRESENTATIVE THEREOF HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE BUYER OR ANY REPRESENTATIVE OF THE BUYER WITH RESPECT TO THE BUSINESS, THE ACQUIRED GROUP OR THE FINANCIAL CONDITION, ASSETS, LIABILITIES OR OTHER MATTERS RELATING TO THE ACQUIRED GROUP, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV AND IN THE COMPLIANCE CERTIFICATES DELIVERED BY ANY SELLER OR ANY COMPANY PURSUANT HERETO, AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, ARE HEREBY DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Each Buyer Party (or, in the case of Sections 5.10 and 5.11, Buyer Parent only) hereby represents and warrants to the Sellers as follows:

Section 5.1  Organization and Qualification.  Buyer is a corporation duly incorporated, validly existing and currently in good standing under the Laws of the State of Delaware, and Buyer Parent is a business company organized, validly existing and currently in good standing under the laws of the British Virgin Islands

Section 5.2  Authorization; Enforceability.  Such Buyer Party has the requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the Contemplated Transactions.  This Agreement has been duly and validly executed and delivered by such Buyer Party, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes legal, valid and binding obligations of such Buyer Party, enforceable in accordance with its terms and conditions.

Section 5.3  No Consents.  Except as set forth on Schedule 5.3, neither the execution and delivery of this Agreement or the Other Agreements to which such Buyer Party is a party by such Buyer Party, nor the performance by such Buyer Party of its obligations hereunder or thereunder or the consummation of the Contemplated Transactions will (with or without the passage of time or the giving of notice) require any Consent under any of the terms, conditions or provisions of any material Contract to which such Buyer Party is a party or by which any of its assets are bound.  Except as set forth on Schedule 5.3, which shall include filings required under the HSR Act, no material Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by such Buyer Party in connection with the execution, delivery and performance by the Buyer of this Agreement and the Other Agreements to which such Buyer Party is a party and the consummation of the Contemplated Transactions.

Section 5.4  Legal Proceedings.  There are no Legal Proceedings pending, or to the Buyer’s knowledge, Threatened, against such Buyer Party, nor is such Buyer Party subject to any Governmental Order, in each case that would seek to prevent or delay any of the Contemplated Transactions.

Section 5.5  No Violation.  Except as set forth on Schedule 5.5, neither the execution and delivery of this Agreement or the Other Agreements to which such Buyer Party is a party by the Buyer, nor the performance by such Buyer Party of the Contemplated Transactions will (a) constitute a default under the Organizational Documents of such Buyer Party, or (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which such Buyer Party is a party, or (c) conflict with or violate any Laws applicable to such Buyer Party or by which any of its properties is bound.

Section 5.6  Purchase for Investment.  The Buyer is an accredited investor as such term is defined in Rule 510(a) of the Securities Act.  The Buyer is acquiring the Interests for its own account and not with a view to the distribution or resale thereof within the meaning of the Securities Act.

Section 5.7  Brokers.  No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the Contemplated Transactions based upon arrangements made by or on behalf of such Buyer Party.

Section 5.8  Sufficient Funds.  The Buyer will have sufficient cash available at the Closing to make all payments required to be made by it hereunder and any other amounts incurred or otherwise payable by the Buyer in connection with the Contemplated Transactions, and there will be no restriction on the use of such cash for such purposes.

Section 5.9  No Outside Reliance.  Such Buyer Party acknowledges that it has had the opportunity to conduct its due diligence investigation with respect to the Contemplated Transactions to the extent of the documents and information provided by or on behalf of the Sellers.  Notwithstanding anything contained in this Article V or any other provision of this Agreement to the contrary, such Buyer Party acknowledges and agrees that neither the Sellers nor any of their respective Affiliates or Representatives has made or is making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement or any Other Agreement.  Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections, or other predictions that may be contained or referred to in any materials contained or posted in the Data Site, the CIM, management presentations or other diligence information and materials that have been provided to such Buyer Party or any of its Affiliates or Representatives, are not and will not be deemed to be representations or warranties of the Sellers and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in this Agreement or any Other Agreement.  Without limiting the generality of the foregoing, such Buyer Party acknowledges and confirms that regarding the Acquired Group and the Contemplated Transactions it is relying solely on the representations and warranties expressly set forth in Article III and Article IV and in the Compliance Certificates delivered by any Company or any Seller pursuant hereto and that, except for such representations and warranties, such Buyer Party has not relied on and is not relying on any representations or warranties of the Sellers or any Company regarding any Company or the Contemplated Transactions.

Section 5.10  Buyer Parent Common Stock.  All of the ordinary shares of Buyer Parent to be issued pursuant to Section 2.1(a) will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any Law or any charter or other provision regarding pre-emptive, anti‑dilution or similar rights of shareholders of Buyer Parent.  The Buyer Parent has reserved a sufficient number of shares of Buyer Parent Common Stock in order to fulfill its obligations hereunder.

Section 5.11  Buyer Parent SEC Reports; Financial Statements.  The Buyer Parent has filed or furnished, as applicable, (i) its annual report on Form 10-K for the fiscal year ended December 31, 2017 and (ii) all other forms, reports, schedules, and other statements required to be filed or furnished by it with the SEC under the Exchange Act since January 1, 2018, all of which are available publicly to the Rollover Members.

ARTICLE VI

CLOSING, CLOSING DELIVERIES AND CLOSING CONDITIONS

Section 6.1  Closing.  The closing (the “Closing”) of the Contemplated Transactions will take place concurrently with the execution and delivery of this Agreement, or on such other date that is mutually agreed upon in writing by the Parties (the “Closing Date”), at a place and time that is mutually agreeable to the Buyer and the Sellers’ Representative.  In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in .pdf format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt and, if applicable, release.

Section 6.2  Deliveries by the Sellers.  At the Closing, the Sellers shall deliver or cause to be delivered to the Buyer:

(a)  Documents of Transfer.  Duly executed assignments of the Interests, from the Sellers to the Buyer, reflecting the assignment of each Seller’s Interests to the Buyer and admitting Buyer as the sole member of Holdings;

(b)  Restrictive Covenant Agreements.  (i) A copy of a restrictive covenant agreement, by and between the Buyer, the Operating Companies, and each Management Seller, duly executed by the Operating Companies and each Management Seller, in the form attached hereto as Exhibit B‑1, and (ii) a copy of a restrictive covenant agreement, by and between the Buyer, the Operating Companies and each Investor Seller, duly executed by the Operating

Companies and such Investor Seller, in the form attached hereto as Exhibit B‑2 (collectively, the “Restrictive Covenant Agreements”);

(c)  Employment Documents.  A copy of (i) an employment letter or similar document, and an employee non-competition, non-solicitation, confidentiality and assignment agreement, by and between the Buyer or applicable Operating Company and each of the individual(s) identified on Schedule 6.2(c), and (ii) an agreement in form and substance satisfactory to the Buyer with each such individual terminating all existing employment agreements or arrangements between such individual and any member of the Acquired Group (collectively, the “Employment Documents”), duly executed by the Company and each such individual;

(d)  Officer’s Certificate.  A certificate of an authorized officer of each Company, in form and substance reasonably satisfactory to the Buyer, certifying (i) that attached to such certificate are true and correct copies of the Organizational Documents of such Company, (ii) that attached to such certificate are good standing certificates for such Company issued by (A) the Secretary of State of the State of such Company’s jurisdiction of formation or incorporation (as applicable) and (B) the Secretary of State of each other State in which such Company is qualified to conduct business, indicating that such Company is in good standing in such State, in each case dated as of a date that is within fifteen (15) days of the Closing Date, and (iii) that attached to such certificate are true and correct copies of the resolutions of the manager(s) and/or member(s) of such Company, as applicable, authorizing its consummation of the Contemplated Transactions, including the admission of the Buyer as the sole member of Holdings;

(e)  Payoff Letters.  Payoff letters and appropriate termination statements under the Uniform Commercial Code and other instruments as may be requested by the Buyer to extinguish all Indebtedness of the Acquired Group and all security interests related thereto to the extent directed by the Buyer or its lenders;

(f)  Required Third-Party Consents.  The Third-Party Consents and Governmental Consents identified on Schedule 6.2(f), all of which must be in full force and effect, and all other certificates, instruments and documents to be delivered by the Sellers pursuant to this Agreement or any of the Other Agreements;

(g)  Escrow Agreement.  The Escrow Agreement executed by Sellers’ Representative and the Escrow Agent;

(h)  FIRPTA Affidavit.  Duly executed non-foreign affidavits by each Seller, dated as of the Closing Date, sworn under penalty of perjury and in form and substance reasonably satisfactory to the Buyer and consistent with the requirements of the Treasury Regulations issued pursuant to Section 1445 and 1446 of the Code, certifying that such issuer is a not a “foreign person” as defined in Section 1445(f)(3) of the Code;

(i)  Resignation Letters.  To the extent requested by Buyer, written resignation letters of the officers, managers and directors of the Acquired Group, in form and substance reasonably satisfactory to the Buyer;

(j)  Releases.  A release duly executed by each Seller in favor of the Acquired Group, in the form attached hereto as Exhibit C (the “Releases”);

(k)  280G Matters.  Reasonably satisfactory evidence, with respect to any amounts that the Buyer determines may constitute excess parachute payments under Section 280G of the Code, of (i) approval, pursuant to the method provided under the Treasury Regulations, of such payments or (ii) disapproval, pursuant to the same method referenced in clause (i), of such payments, and as a consequence that such payments shall not have been paid and shall not be or become Liabilities of the Acquired Group in any manner;

(l)  Compliance Certificates.  One or more certificates of the Sellers to the effect that each of the conditions specified in Sections 6.6(a),  (b) and (c) has been satisfied; and

(m)  Other Documents.  Such other documents and instruments as the Buyer may reasonably and in good faith request to consummate the Contemplated Transactions.

Section 6.3  Deliveries by the Buyer.  At the Closing, the Buyer will deliver or cause to be delivered to the Sellers:

(a)  Purchase Price.  Payment of the Purchase Price in accordance with Section 2.1;

(b)  Officer Certificates.  A certificate of the Secretary of the Buyer certifying (A) that attached to such certificate are true and correct copies of the Organizational Documents of the Buyer, (B) that attached to such certificate is a good standing certificate for the Buyer issued by the Secretary of State of the State of Buyer’s incorporation dated as of a date that is within fifteen (15) days of the Closing Date and (C) that attached to such certificate are true and correct copies of the Buyer’s resolutions authorizing its consummation of the Contemplated Transactions;

(c)  Restrictive Covenant Agreements.  The Restrictive Covenant Agreements executed by the Buyer;

(d)  Escrow Agreement.  The Escrow Agreement executed by the Buyer;

(e)  R&W Insurance.  Evidence that at the Closing the Buyer has purchased, and an insurer selected by the Buyer (the “R&W Insurer”), has bound, a buyer’s representation and warranty insurance policy to be issued by the R&W Insurer for the Buyer’s benefit, as described in Section 7.9;

(f)  Rollover Documents.  Each Rollover Member shall have executed and delivered to Buyer Parent a letter regarding restrictions on transfer of Buyer Parent ordinary shares in the form attached hereto as Exhibit D;

(g)  Compliance Certificates.  One or more certificates of the Buyer to the effect that each of the conditions specified in Sections 6.5(a) and (b) has been satisfied; and

(h)  Other Documents.  Such other documents and instruments as the Sellers may reasonably and in good faith request to consummate the Contemplated Transactions.

Section 6.4  Closing Conditions for All Parties.  The obligations of each Party to complete the Contemplated Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)  The filings of the Buyer and the Sellers required pursuant to the HSR Act, if any, shall have been made, and if any such filings have been made, the applicable waiting period and any extensions thereof shall have expired or been terminated; and

(b)  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Contemplated Transactions illegal, otherwise restraining or prohibiting completion of the Contemplated Transactions, causing any of the Contemplated Transactions to be rescinded following completion thereof or otherwise materially impairing the operation of the business of the Acquired Companies following the Closing in the same manner as such Business was conducted prior to the Closing.

Section 6.5  Closing Conditions for Sellers.  The obligations of the Sellers to complete the Contemplated Transactions shall be subject to the fulfillment (or waiver by the Buyer), at or prior to the Closing, of each of the following conditions:

(a)  The representations and warranties of the Buyer contained in Article V shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(b)  Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

(c)  Buyer shall have made all deliveries required under Section 6.3.

Section 6.6  Closing Conditions for Buyer.  The obligations of the Buyer to complete the Contemplated Transactions shall be subject to the fulfillment (or waiver by the Sellers’ Representative), at or prior to the Closing, of each of the following conditions:

(a)  The representations and warranties of the Sellers contained in Article III and Article IV (other than the Fundamental Representations) shall be true and correct in all material respects (without giving effect to any materiality qualifiers set forth therein) as of the Closing Date with the same effect as though made at and as of such date, and the Fundamental Representations shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date, in each case except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date;

(b)  Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

(c)  There shall not have been a Material Adverse Effect, nor shall facts or circumstances exist that could be expected to result in a Material Adverse Effect; and

(d)  Sellers shall have made all deliveries required under Section 6.2.

ARTICLE VII

COVENANTS AND RELATED AGREEMENTS

Section 7.1  Conduct of Business before Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Buyer, Sellers shall, and shall cause the Acquired Group to:  (a) conduct the Business in the Ordinary Course of Business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization and business of the Acquired Group and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers and others having business relationships with the Acquired Group.  From the date hereof until the Closing, except as consented to in writing in advance by Buyer, Sellers shall not cause or permit the Acquired Group to take any action, or to omit to take any action, that would cause any of the changes, events or conditions described in Section 4.7 to occur, or result in any of the changes, events or conditions described in Section 4.7 occurring.

Section 7.2  Access to Diligence Information.  From the date hereof until the Closing, Sellers shall, and shall cause the Acquired Group to:  (a) afford the Buyer and its Representatives reasonable access to and the right to inspect the properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Acquired Group and the Business; (b) furnish the Buyer and its Representatives with such financial, operating and other data and information related to the Acquired Group and the Business as the Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Sellers and Acquired Group to cooperate with the Buyer in its investigation of the Acquired Group; provided, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Sellers’ Representative, under the supervision of designated personnel of the Acquired Group and in such a manner as not to interfere with the normal operations of the Acquired Group.  All requests by the Buyer for access pursuant to this Section 7.2 shall be submitted or directed exclusively to such individual(s) as Sellers’ Representative or Capstone may designate in writing from time to time.  Notwithstanding anything to the contrary in this Agreement, neither the Sellers nor the Acquired Group shall be required to disclose any information to the Buyer if such disclosure would, in reasonable discretion of the Sellers’ Representative:  (x) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law.  Buyer shall, and shall cause its Representatives to, abide by the terms of the Non‑Disclosure Agreement with respect to any access or information provided pursuant to this Section 7.2.

Section 7.3  Notice of Certain Events.  The Sellers’ Representative shall promptly, but in any event within one (1) Business Day, provide the Buyer with written notice of the occurrence of any event or the existence of any fact or circumstance that would result in any inaccuracy or breach of any representation or warranty contained in this Agreement if such breach or inaccuracy, if uncured, would result in the condition set forth in Section 6.6(a) not being satisfied.

Section 7.4    Preservation of Records.  Subject to any retention requirements relating to the preservation of Tax records, the Sellers and the Buyer agree that each of them shall (and shall cause the Acquired Group to) preserve and keep the records held by them relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such Party in connection with, among other things, any insurance claims by, legal proceedings against (other than legal proceedings by one or more Sellers against the Buyer or vice versa) or governmental investigations of the Sellers, the Acquired Group or the Buyer or any of their Affiliates or in order to enable the Sellers or the Buyer to comply with their respective obligations under this Agreement and the Other Agreements.

Section 7.5  Director and Officer Indemnification.

(a)  The Buyer covenants and agrees that, for a period of six (6) years after the Closing, it shall cause each Company to continue to indemnify and hold harmless each present and former director, manager and officer of such Company against any costs or expenses incurred in connection with any action arising out of or pertaining to matters existing at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that such Company would have been required under its Organizational Documents in effect as of the date hereof to indemnify and hold harmless such person in accordance with the terms and conditions of such Organizational Documents.

(b)  Prior to the Closing, the Acquired Group will purchase a director, manager and officer liability insurance run-off policy (the “Tail Policy”), which shall provide coverage for the individuals who were directors, managers, and officers of the Acquired Group prior to Closing comparable to the coverage provided as of the date hereof under the policy or policies maintained by the Acquired Group for the benefit of such individuals.

(c)  The obligations of the Buyer under Section 7.5(a) shall not be terminated or modified in such a manner as to adversely affect any director, manager or officer to whom Section 7.5(a) applies without the consent of such affected director, manager or officer (it being expressly agreed that the directors and officers to whom this Section 7.5(c) applies shall be third-party beneficiaries of this Section 7.5(c), each of whom may enforce the provisions of this Section 7.5(c)).

(d)  If Buyer, any Company or any of their respective successors or assigns, proposes to (i) consolidate with or merge into any other Person and Buyer or such Company (as applicable) shall not be the continuing or surviving corporation or entity in such proposed transaction, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction that the successors and assigns of the Buyer or such Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 7.5.

(e)  Notwithstanding anything to the contrary contained in this Section 7.5, (i) no Person (other than the Buyer Indemnified Parties) will be entitled to exculpation or indemnification in respect of any claim that a Buyer Indemnified Party may have pursuant to Article IX or would have pursuant to Article IX but for the limitations on indemnification set forth therein and (ii) in no event will the Buyer or any of its Affiliates (which, for purposes of this sentence includes the Acquired Group) be liable for any exculpation, indemnification, reimbursement or other amounts pursuant to this Section 7.5 in excess of the aggregate amount actually received by the Acquired Group pursuant to the Tail Policy.

Section 7.6  Employee Matters.

(a)  As of and after the Closing, the Buyer shall use its commercially reasonable efforts to provide to each employee who is an Acquired Group employee immediately prior to the Closing (each, an “Acquired Group Employee”) full credit for all purposes under any Employee Plan and each other employee benefit plan, policy or arrangement maintained by the Buyer or any of its Affiliates for such Acquired Group Employee’s service prior to the Closing to the same extent such service is recognized by the Acquired Group under a corresponding Employee Plan immediately prior to the Closing.

(b)  The Buyer shall use its commercially reasonable efforts to cause each Acquired Group Employee and his or her eligible dependents to be covered on the Closing by a group health plan or plans maintained by the Acquired Group, the Buyer or any of its Affiliates that (i) comply with the provisions of Section 7.6(b), (ii) do not limit or exclude coverage on the basis of any preexisting condition of such Acquired Group Employee or dependent (other than any limitation already in effect under the applicable group health Employee Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Employee Plan and (iii) provide each Acquired Group Employee full credit under the Acquired Group’s, the Buyer’s or such Affiliate’s group health plans, for the year in which the Closing Date occurs, for any deductible or co‑payment already incurred by the Acquired Group Employee under the applicable group health Employee Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Employee Plan or the Buyer’s or such Affiliate’s group health plans.

(c)  No agreement between the Parties nor any action by the Acquired Group, the Buyer or their respective Affiliates shall be deemed to create any third party beneficiary rights in any person or organization, including any employee or former employee (including any beneficiary or dependent thereof) of the Acquired Group, the Buyer, or any Affiliate of any of them, and no person or organization other than the Parties shall have any rights to enforce any provision hereof, including any provision pertaining to any benefits that may be provided, directly or indirectly, under any employee benefit plan, including the currently existing Employee Plans.  This Agreement is not intended by the Parties to, and nothing in this Section 7.6 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to any Employee Plan or any compensation or benefit plan of the Buyer or any of its Affiliates, or (ii) create any rights to continued employment with the Acquired Group, the Buyer, or any of their Subsidiaries or Affiliates or in any way limit the ability of the Acquired Group, the Buyer or any of their Subsidiaries or Affiliates to terminate the employment of any individual at any time and for any reason.

Section 7.7  Waiver of Conflicts Regarding Representations; Non‑Assertion of Attorney-Client Privilege.

(a)  The Buyer waives and shall not assert, and agrees to cause the Acquired Group to waive and to not assert, any conflict of interest arising out of or relating to the representation after the Closing (the “Post‑Closing Representation”) of the Sellers or the Acquired Group or any director, manager, officer or employee of any of the foregoing (any such Person, a “Designated Person”) in any matter involving this Agreement or the Other Agreements or the Contemplated Transactions by Stevens & Lee, P.C. (the “Current Representation”).

(b)  The Buyer waives and shall not assert, and agrees to cause the Acquired Group to waive and to not assert, any attorney-client privilege with respect to any communication between Stevens & Lee, P.C. and any Designated Person occurring during the Current Representation and prior to the Closing in connection with any Post‑Closing Representation, including in connection with a dispute with the Buyer and, following the Closing, with the Acquired Group, it being the intention of the Parties that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Sellers; provided,  that the foregoing waiver and acknowledgment of retention shall not extend to any communication not involving this Agreement or any Other Agreements or the Contemplated Transactions or to communications with any Person other than the Designated Persons.

(c)  The Buyer hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel.

Section 7.8  WARN Act.  The Buyer hereby agrees that it shall be solely responsible for providing any notice and for paying any obligations required under the WARN Act of 1988, as amended (or similar State Law), in respect of the termination by the Buyer or any of its Affiliates (including the Acquired Group) after the Closing of the employment of any employee of the Acquired Group.

Section 7.9  Representation & Warranty Insurance.  Prior to the Closing, the Buyer shall have obtained a binder to the R&W Insurance Policy issued through the R&W Insurer and the Parties acknowledge that obtaining such binder and the R&W Insurance Policy is a material inducement to each of the Parties entering into the Contemplated Transactions and the Sellers are relying on the Buyer’s covenants and obligations set forth in this Section 7.9.  The R&W Insurance Policy obtained by the Buyer pursuant hereto shall provide that the R&W Insurer shall only be entitled to exercise subrogation rights against the Sellers to the extent that the Sellers have or a Seller has, as applicable, committed Fraud relating to any breach of, or inaccuracy in, a representation and warranty of the Sellers or a Seller, as applicable, contained in Article III or Article IV.  Except as set forth in the immediately preceding sentence, the Sellers shall have no liability to the R&W Insurer under the conditional binder or the R&W Insurance Policy.  Following the Closing, the Buyer shall not amend the R&W Insurance Policy in any manner adverse to the Sellers (including with respect to the subrogation provisions, policy term, retention amount or coverage amount) without the prior written consent of the Sellers’ Representative.  Prior to or concurrently with the Closing, the Buyer shall have paid or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, taxes related to such policy and other fees and expenses of such policy.

Section 7.10  Regulatory Matters and Approvals.

(a)  Each Party shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all Consents from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement.  Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such Consents.  The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required Consents.  Without limiting the generality of the foregoing, each Party agrees to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)  All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Contemplated Transactions (but, for the avoidance of doubt, not including any interactions between the Acquired Group with Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c)  Sellers shall use commercially reasonable efforts to give all notices to, and obtain all Consents from, all third parties that are described in Schedule 6.2(f).

Section 7.11  Closing Conditions.  From the date hereof until the Closing, each Party shall, and the Sellers shall cause the Acquired Group to, use their respective commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the conditions to its obligations to complete the Contemplated Transactions, as set forth in Sections 6.4 through 6.6.

Section 7.12  Further Assurances.  In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article IX).

Section 7.13  Exclusivity.  From the date hereof until the earlier of (y) Closing or (z) termination of this Agreement under Article X, no Company that is a member of Acquired Group, nor any Seller, shall, and each shall cause their respective Affiliates and Representatives not to, (i) solicit, initiate or encourage the submission of any Acquisition Proposal from any Person (other than the Buyer and its Representatives) or (ii) enter into, maintain or continue discussions or negotiations regarding, or furnish or disclose to any Person any information in connection with any Acquisition Proposal, and no Company that is a member of Acquired Group or any Seller shall enter into any letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than the Buyer with respect to an Acquisition Proposal.  Immediately following the execution of this Agreement, each Company that is a member of Acquired Group and each Seller shall terminate any existing discussions or negotiations with any Person (other than the Buyer and its Affiliates) regarding any Acquisition Proposal.  From the date hereof until the earlier of (y) Closing or (z) termination of this Agreement under Article X, each Company that is a member of Acquired Group and each Seller shall, and each shall cause their respective Affiliates and Representatives to, notify the Buyer promptly upon the receipt by or on behalf of any Company that is a member of Acquired Group or any Seller of any Acquisition Proposal, including the material terms and conditions thereof.

Section 7.14  Restated Holdings LLC Agreement.  Immediately before and conditioned upon the Closing and at the request of and as an accommodation to the Buyer, the board of managers and members of Holdings have approved the amendment and restatement of the Holdings LLC Agreement, such amendment and restatement to be effective as of the Closing, so that as so amended and restated the Holdings LLC Agreement shall read in its entirety as set forth as Exhibit E to this Agreement.

ARTICLE VIII

TAX MATTERS; OTHER AGREEMENTS

Section 8.1  Apportionment of Taxes; Certain Tax Returns.

(a)  Apportionment of Taxes of the Acquired Group.  For purposes of apportioning the Taxes of the Acquired Group:

(i)  The Parties will, to the extent permitted by applicable Laws, elect with the relevant Taxing Authority to undertake an interim closing of the books as of the Closing Date so that it is the last day of the Pre‑Closing Tax Period of each Company, such that each Company files a Tax Return for a period that ends on (and includes) the Closing Date as the last day of a Pre‑Closing Tax Period; and

(ii)  In the case of any Straddle Period, where applicable Laws do not permit a Company to elect an interim closing of the books as of the Closing Date so that it is the last day of a Pre‑Closing Tax Period of such Company, then for purposes of this Agreement, the portion of any Tax that is attributable to the Pre-Closing Tax Period shall be:  (A) in the case of income Taxes or Taxes resulting from, or imposed on, sales, receipts, profits, use, transfers or assignments of property, or wages, withholdings, or other payments, the amount that would be payable for such period determined as if such Company filed a Tax Return for the portion of the Straddle Period ending on (and including) the Closing Date as the last day of the Pre‑Closing Tax Period, based upon an interim closing of the books of such Company as of the close of business on the Closing Date (and for such purpose, the taxable period of any controlled foreign corporation, partnership or other pass-through entity in which such Company holds a beneficial interest shall be deemed to terminate at such time), except that exemptions, allowances, or deductions that are calculated on an annual basis will be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date; and (B) in the case of all other Taxes, an amount equal to (1) the amount of Taxes for the entire Straddle Period multiplied by (2) a fraction, (y) the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date as the last day of the Pre-Closing Tax Period and (z) the denominator of which is the number of calendar days in the entire Straddle Period.

(iii)  In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such accounting period and not such Privilege Period.

(b)  Pre‑Closing Tax Period Tax Returns.  For each Company, the Sellers, at their sole cost and expense, shall be required to prepare or cause to be prepared on behalf of such Company all Tax Returns required to be filed by or on behalf of such Company for all Tax periods that end on or before the Closing Date and the Buyer, if requested by the Sellers, shall cause such Company to execute and timely file all such Tax Returns.  All such Tax Returns shall be prepared in a manner consistent with the tax accounting methods and principles that such Company used in its prior Tax years to report to the relevant Taxing Authority, unless otherwise required by Law.  The Sellers shall provide the Buyer with substantially final drafts of each such Tax Return at least thirty (30) days prior to the due date (including available extensions of time to file) for such Tax Return.  The Buyer shall provide any written comments to the Sellers’ Representative that the Buyer may have to any such draft Tax Return within ten (10) days of the receipt of such draft Tax Return, and the Buyer and the Sellers’ Representative shall consult and resolve in good faith any disputes.  The Buyer shall timely pay or cause to be paid all Taxes imposed on each Company for all Pre‑Closing Tax Periods, and the payment for such Taxes (net of any such Taxes which resulted in an adjustment to the Net Cash Purchase Price, as finally determined (to the extent of such adjustment)) shall be funded by the Sellers via a payment to such Company by the Sellers no later than the day which is the earlier of (i) five (5) Business Days after the Buyer or such Company provides notice to the Sellers’ Representative of the upcoming Tax payment obligation (including the amount of the Tax obligation and the day such Taxes are to be paid) and (ii) three (3) Business Days before the day the payment of such Taxes is required to be made by such Company.  The Sellers’ Representative may request that the

Buyer cause to be filed amended Tax Returns of any Company for any Pre‑Closing Tax Period (including any Straddle Period) and file for refunds in connection therewith, at the sole cost of the Sellers and consistent with the procedures set forth in this Section 8.1(b) and Section 8.1(c), and the Buyer shall not unreasonably deny such request.

(c)  Straddle Period Tax Returns.  For each Company, the Buyer, at its sole cost and expense, shall cause such Company to prepare, execute and file all Tax Returns that are required to be filed by or on behalf of such Company for any Straddle Period.  Each such Straddle Period Tax Return shall be prepared in a manner consistent with the tax accounting methods and principles that such Company used in its prior Tax years to report to the relevant Taxing Authority, unless otherwise required by Law.  The Buyer shall transmit a draft of each such Straddle Period Tax Return to the Sellers’ Representative at least thirty (30) days prior to the due date (including available extensions of time to file) for such Tax Return.  The Sellers’ Representative shall provide any written comments to the Buyer that the Sellers’ Representative may have to any such draft Tax Return within ten (10) days of the receipt of such draft Tax Return.  The Buyer and the Sellers’ Representative shall consult and resolve in good faith any disputes.  The Buyer will cause the Company to execute and timely file all such Tax Returns.  The Buyer shall timely pay or cause to be paid all Taxes imposed on each Company for all Straddle Periods, and the payment for such Taxes apportioned to any Pre-Closing Tax Period pursuant to Section 8.1(a) (net of any such Taxes which resulted in an adjustment to the Net Cash Purchase Price, as finally determined (to the extent of such adjustment)) shall be funded by the Sellers via a payment to such Company by the Sellers no later than the day which is the later of (A) five (5) Business Days after the Buyer or such Company provides notice to the Sellers of the upcoming Tax payment obligation (including the amount of the Tax obligation and the day such Taxes are to be paid) and (B) three (3) Business Days before the day the payment of such Taxes will be made by such Company (as specified in the notice referred to in clause (A)).

(d)  Tax Refunds.  The Buyer shall pay or shall cause each Company to pay to the Sellers (for the account of the Sellers) the amount of all Tax refunds that are paid to such Company for all Pre‑Closing Tax Periods, net of any out-of-pocket costs and Taxes attributable to receiving, attempting to receive, retaining, or attempting to retain such refund (a “Pre‑Closing Tax Refund”), within ten (10) days after such Company receives such refund; provided,  however, that in no event shall this Section 8.1(d) require that Buyer or the Acquired Group make any payment of any Pre‑Closing Tax Refund (and such Pre‑Closing Tax Refund shall be for the benefit of Purchaser) (i) that is the result of the carrying back to a Pre‑Closing Tax Period of any net operating loss or other Tax attribute or Tax credit arising in a Post‑Closing Tax Period, (ii) that results from the payment of Taxes with respect to a Pre‑Closing Tax Period made on or after the Closing Date to the extent (X) Buyer was not indemnified or otherwise reimbursed for such Taxes or (Y) such Taxes were not taken into account in the calculation of the Net Cash Purchase Price, as finally determined, or (iii) that gives rise to a payment obligation by Buyer or the Acquired Group to any Person under applicable Laws or pursuant to a provision of a contract or other agreement entered into (or assumed) prior to the Closing. Further, all Tax refunds not described in the previous sentence shall be for the account of the applicable Company (and not for the account of the Sellers).  Refunds for Straddle Periods shall be computed and apportioned in a manner consistent with Section 8.1(a).  In the event that any portion of any amount paid pursuant to this Section 8.1(d) to the Sellers or the Sellers’ Representative on their behalf shall subsequently be challenged successfully by any Taxing

Authority, the Sellers shall repay to the Buyer their applicable Allocable Share of any such portion.  At the reasonable request of the Sellers’ Representative, the Buyer shall file any Tax Returns necessary to obtain refunds in accordance with this Section 8.1(d).

(e)  Resolution of Disputes.  If the Buyer and the Sellers’ Representative are unable to reach an agreement with respect to any Tax Return of any Company for any Pre‑Closing Tax Period Tax or Straddle Period, such dispute shall be submitted to an Independent Accountant for review and resolution no later than ten (10) days prior to the due date (including available extensions of time to file) for such Tax Return.  The Buyer and the Sellers’ Representative shall each provide the Independent Accountant with a written analysis of their respective positions regarding the dispute and the fees of the Independent Accountant shall be borne by the parties in accordance with Section 2.2(b)(ii).  To the extent that the Independent Accountant is unable to resolve any such dispute prior to the due date (including available extensions of time to file) for such Tax Return, such Tax Return shall be filed reflecting the comments of the Buyer or as prepared by the Buyer, as the case may be, subject to amendment, if necessary, to reflect the resolution of the Independent Accountant.

(f)  Amendment to Pre-Closing Tax Period Tax Return.  Except as provided in Section 8.1(d) or as required by Law, none of the Buyer, any Company or any of their Affiliates shall amend, refile or otherwise modify any Tax election or Tax Return with respect to any Pre‑Closing Tax Period of any Company if such amendment, refiling, or modification would have a materially adverse effect on Sellers, without (i) providing the Sellers with at least thirty (30) days’ advance written notice thereof, together with an explanation of the reason(s) for the amendment, refiling or modification and (ii) the prior written consent of the Sellers, which shall not be unreasonably withheld, conditioned or delayed by the Sellers.

(g)  Transaction Tax Benefit Items.  To the extent permitted by Law, any Transaction Tax Benefit Items shall be allocated solely to the Sellers, and the Buyer shall not be allocated and shall not claim any deductions with respect to such amounts.  Notwithstanding the foregoing, Holdings shall make a timely election under Revenue Procedure 2011‑29, 2011‑18 I.R.B. 746, to apply the seventy percent (70%) safe-harbor to any expenses that are “success based fees” as defined in Treasury Regulation Section 1.263(a)‑5(f).

Section 8.2  Transfer Taxes.  All Transfer Taxes in connection with or resulting from the Contemplated Transactions shall be shared equally by the Sellers and the Buyer, and the costs of preparing all Tax Returns and other documentation relating to such Transfer Taxes shall also be shared equally by the Sellers and the Buyer, and all Tax Returns and other documentation relating to Transfer Taxes shall be prepared by the Parties pursuant to Section 8.1.  The Parties and their Affiliates shall cooperate in connection with the filing of any such Tax Returns, including joining in the execution of such Tax Returns, obtaining all available exemptions from Transfer Taxes and sharing with one another copies of such Tax Returns.

Section 8.3  Cooperation.  The Sellers, upon the written request of the Buyer, shall cooperate fully with the Buyer and the Acquired Group, and the Buyer and the Acquired Group, upon the written request of the Sellers’ Representative, shall cooperate fully with the Sellers, and, at any time and from time to time, afford to the other Party or its or their Representatives, full and complete access during normal business hours to the books and records of the Acquired

Group (including all accounting, financial and Tax records and Tax Returns) as shall be reasonably necessary to permit the Sellers, the Buyer and the Acquired Group, and its and their Affiliates, to effectuate the provisions of this Article VIII.

Section 8.4  Certain Controversies.

(a)  Notice.  This Section 8.4 and not Section 9.5 shall control (i) any examination, investigation, audit, Legal Proceeding or similar event in respect of any Company for any Pre-Closing Tax Period or any Straddle Period, or (ii) the issuance by any Taxing Authority to the Buyer, any Company or its or their Affiliates, of a written notice of deficiency, a notice of settlement or reassessment, a proposed adjustment, or the written assertion of any claim or demand concerning any Pre‑Closing Tax Period or any Straddle Period (collectively, a “Tax Matter”).  The Buyer shall, and the Buyer shall cause each Company and its and their Affiliates to, promptly notify the Sellers in writing upon receipt by the Buyer, any Company or its or their Affiliates of any Tax Matter.

(b)  Pre‑Closing Tax Period Proceedings.  Except to the extent inconsistent with the R&W Insurance Policy, the Sellers shall have the right (but not the duty), at the Sellers’ sole cost and expense, to control, in the name, and on behalf of, the applicable Company, any Tax Matter that relates solely to any Pre‑Closing Tax Period; provided,  however, that the Buyer and the R&W Insurer shall have the right (but not the duty) to participate, at their expense, in any such Tax Matter and to employ counsel of their choice for purposes of such participation, the Sellers shall keep the Buyer and the R&W Insurer reasonably informed with respect to the commencement, status and nature of any such Tax Matter, and shall reasonably cooperate with the Buyer and the R&W Insurer and consult with them regarding the conduct of or positions taken in any such Tax Matter, and the Sellers shall not settle, and the Sellers shall not cause or permit any Company to settle, any such Tax Matter without the Buyer’s and the R&W Insurer’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned; and provided,  further, that if the Sellers fail to assume control of the conduct of such Tax Matter, the Buyer may assume control over such Tax Matter, at the Buyer’s sole cost and expense.  For the avoidance of doubt, the Sellers shall not represent the interests of any Company under this Section 8.4(b) until the Sellers provide written acknowledgement to Buyer of the Sellers’ Liability for such Tax if such Tax is payable and the Sellers agree to pay the Buyer for any Taxes or other Losses arising from the resolution of such Tax Matter to the extent required by the Sellers’ indemnification obligations under Section 9.3(c) and Article IX.  Notwithstanding the foregoing, the Sellers shall make an election pursuant to Section 6226 of the Code (if such election is available) with respect to any imputed underpayment arising from any Tax Matter controlled by Sellers.

(c)  Straddle Period Proceedings.  The Buyer shall control, at its sole cost and expense, any Tax Matter that does not relate solely to any Pre‑Closing Tax Period (and any Tax Matter that the R&W Insurance Policy precludes the Sellers from controlling); provided, however, that with respect to any matters that would adversely affect the Sellers, the Sellers shall have the right (but not the duty) to participate, at their expense, in any such Tax Matter and to employ counsel of their choice for purposes of such participation, the Buyer shall keep the Sellers reasonably informed with respect to the commencement, status and nature of any such Tax Matter, and shall reasonably cooperate with the Sellers and consult with them regarding the conduct of or positions taken in any such Tax Matter, and the Buyer shall not settle, and the Buyer shall not cause or permit the Company to settle, any such Tax Matter without the Sellers’ prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

Section 8.5  Post-Closing Tax Actions.  Except to the extent required under applicable Law or would not reasonably be expected to impose an indemnification obligation on Sellers pursuant to Section 9.3, after the Closing Date, Buyer and Buyer Parent shall not, and shall not cause or permit any Company or any Affiliate of Buyer to, (i) make any Tax election that has retroactive effect to any Pre-Closing Tax Period, (ii) make any election under Section 336 or 338 of the Code with respect to the Contemplated Transactions, or (iii) file, or cause to be filed, any amendment of any Tax Return of a Company for any Pre-Closing Tax Period, in each case without the advance written consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned, or delayed).

ARTICLE IX

INDEMNIFICATION

Section 9.1  Survival of the Sellers’ Representations, Warranties and Covenants; Time Limits on Indemnification Obligations of Sellers.  All representations and warranties of the Sellers contained in this Agreement and the Compliance Certificates shall survive the Closing hereunder for a period of twelve (12) months after the Closing Date; provided,  however, that (i) the Fundamental Representations (other than those set forth in Section 4.8 (Taxes)) and portions of the Compliance Certificates relating thereto shall survive for a period of seven (7) years after the Closing Date, (ii) the Fundamental Representations set forth in Section 4.8 (Taxes) and portions of the Compliance Certificates relating thereto shall survive until ninety (90) days following the expiration of the statutes of limitations applicable to the matters addressed in such Fundamental Representations and (iii) the representations and warranties set forth in Section 4.20 (Affiliate Transactions; Relationships with Related Persons) and portions of the Compliance Certificates relating thereto shall survive the Closing hereunder for a period of eighteen (18) months.  All Covenants of the Sellers will survive the Closing in accordance with their terms for a period of seven (7) years after the Closing Date; provided,  however, the obligations of the Sellers under Section 9.3(a)(iii) shall survive for a period of ninety (90) days following expiration of the statutes of limitations applicable to the matters addressed in such Section 9.3(a)(iii).  If no Buyer Indemnified Party provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 9.1, then Sellers shall have no further Liability for such claim hereunder; provided, that for the avoidance of doubt, if any Buyer Indemnified Party provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 9.1, then the Liability for such claim will continue until the claim is fully resolved.

Section 9.2  Survival of the Buyer’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations of Buyer.  All representations and warranties of the Buyer contained in this Agreement shall survive the Closing hereunder for a period of twelve (12) months after the Closing Date; provided,  however, that the representations and warranties in Section 5.1 (Organization and Qualification), Section 5.2 (Authorization; Enforceability) and Section 5.7 (Brokers) and portions of the Compliance Certificates relating thereto shall survive for a period of seven (7) years after the Closing Date.  All Covenants of the Buyer will survive the Closing in accordance with their terms for a period of seven (7) years after the Closing Date.  If no Seller Indemnified Party provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 9.2, then Buyer shall have no further Liability for such claim hereunder; provided, that for the avoidance of doubt, if any Seller Indemnified Party provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 9.2, then the Liability for such claim will continue until the claim is fully resolved.

Section 9.3  Indemnification by the Sellers.  Subject to the terms, conditions and limitations set forth in this Article IX, after the Closing:

(a)  the Sellers shall, jointly and severally, indemnify, defend and hold harmless the Buyer, its members, stockholders, partners, officers, employees and agents, and its and their respective Representatives, Affiliates (including, after the Closing, the Acquired Group), partners, successors and permitted assigns (each, a “Buyer Indemnified Party”), from and against, and shall promptly pay or reimburse each Buyer Indemnified Party for, any and all Losses sustained or incurred (including any Losses sustained or incurred after the end of the applicable survival period, provided that a claim is made prior to the end of the applicable survival period in accordance with the terms of this Agreement) by any Buyer Indemnified Party based upon, arising out of or resulting from:

(i)  any breach of or inaccuracy in a representation or warranty made by the Sellers in Article IV of this Agreement or in any Compliance Certificate relating thereto;

(ii)  any breach of any Covenant of any member of the Acquired Group in this Agreement required to be performed as of or in connection with and prior to or at the Closing;

(iii)  (A) any obligation of or with respect to the Acquired Group for any Taxes for any Pre‑Closing Tax Period (net of any such Taxes which resulted in an adjustment to the Net Cash Purchase Price, as finally determined (to the extent of such adjustment)); (B) any Taxes of any member of an affiliated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Sec. 1.1502 6 or any similar provision of foreign, state or local Law; and (C) any and all Taxes of any Person (other than a member of the Acquired Group) imposed on the Acquired Group as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date;

(iv)  any Liability, or loss of a Tax deduction, under, or as a result of the application of, Section 280G of the Code;

(v)  any Indebtedness of the Acquired Group as of the Closing;

(vi)  any Sale Transaction Expenses;

(vii)  any claims that any payments set forth on the Allocation Spreadsheet were not properly calculated, allocated or distributed by any Company or the Sellers’ Representative among the Persons set forth therein; and

(viii)  any Fraud committed by or on behalf of the Company or any Seller in connection with the Contemplated Transactions.

(b)  each Seller shall, on a several basis, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against, and shall promptly pay or reimburse each Buyer Indemnified Party for, any and all Losses sustained or incurred (including any Losses sustained or incurred after the end of the applicable survival period, provided that a claim is made prior to the end of the applicable survival period in accordance with the terms of this Agreement) by any Buyer Indemnified Party based upon, arising out of or resulting from:

(i)  any breach of or inaccuracy in a representation or warranty made by such Seller in Article III of this Agreement or in any Compliance Certificate delivered by such Seller pursuant hereto;

(ii)  any breach of any Covenant of such Seller in this Agreement;

(iii)  (A) any Taxes of such Seller; and (B) any Transfer Taxes allocated to such Seller pursuant to Section 8.2; and

(iv)  any Fraud committed by or on behalf of such Seller in connection with the Contemplated Transactions.

Section 9.4  Indemnification by the Buyer.  Subject to the terms, conditions and limitations set forth in this Article IX,  after the Closing, the Buyer shall indemnify, defend and hold harmless the Sellers, their respective members, stockholders, partners, officers, employees and agents and their respective Representatives, Affiliates, partners, successors and permitted assigns (each, a “Seller Indemnified Party”) from and against any and all Losses sustained or incurred by any Seller Indemnified based upon, arising out of or resulting from:

(a)  any breach of or inaccuracy in a representation or warranty made by the Buyer in Article V of this Agreement or in any Compliance Certificate delivered by the Buyer pursuant hereto; and

(b)  any breach of any Covenant made by the Buyer in this Agreement.

Section 9.5  Indemnification Procedure.

(a)  Third Party Claims.

(i)  In the event that subsequent to the Closing, any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives written notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a Party or an Affiliate of a Party, including any domestic or foreign court or Governmental Authority (a “Third Party Claim”), against such Indemnified

Party and for which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), then such Indemnified Party shall give written notice thereof, together with a statement of any available information regarding such Third Party Claim to such Indemnifying Party promptly after learning of such Third Party Claim; provided,  however, that failure to give such written notice within any particular time period shall not adversely affect the Indemnified Party’s right to indemnification unless, and only to the extent that, the failure to give such notification on a timely basis adversely affected in any material respect the Indemnifying Party’s ability to defend such Third Party Claim.  The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt from the Indemnified Party of notice of such Third Party Claim, to conduct, at the Indemnifying Party’s expense, the defense against such Third Party Claim in the Indemnifying Party’s own name, or if necessary in the name of the Indemnified Party with counsel of the Indemnifying Party’s own choice and reasonably acceptable to the Indemnified Party.  If the Indemnifying Party does not elect to conduct the defense of the subject Third Party Claim, then the Indemnified Party may conduct the defense of the subject Third Party Claim and the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as may be reasonably requested by the Indemnified Party.  If the Indemnifying Party elects to conduct the defense of the subject Third Party Claim, then the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, and the Indemnified Party shall have the right, at the Indemnified Party’s expense, to participate in the defense assisted by counsel of the Indemnified Party’s own choosing; provided, that if any of the Litigation Conditions cases are not satisfied, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense so long as it is determined that the Indemnifying Party is responsible for Losses incurred in connection with the Third Party Claim pursuant to the provisions of this Article IX, which may be determined in separate negotiations or proceedings.  The Indemnified Party shall have the right to compromise and settle a Third Party Claim, where such settlement or compromise may result in Losses which are indemnifiable by the Indemnifying Party, without the consent of the Indemnifying Party, recognizing that the determination of whether such Losses are indemnifiable by the Indemnifying Party shall be determined in separate negotiations or proceedings.  Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim that (A) grants any injunctive or other equitable relief against any Indemnified Party, (B) does not include as an unconditional term thereof the giving by each claimant or plaintiff in such Third Party Claim to each Indemnified Party an unconditional release from all Liability with respect to such Third Party Claim, (C) may reasonably be expected to have a material adverse effect on the affected business of any Indemnified Party, or (D) includes a provision for Losses or potential Losses in excess of the then-remaining Indemnification Escrow Amount less all amounts subject to other pending but unresolved indemnification claims.

(ii)  Notwithstanding anything contained in Section 9.5(a)(i) to the contrary, the Indemnifying Party shall not be entitled to control or settle, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim at any time if any of the following conditions are not satisfied (collectively, the “Litigation Conditions”):

(A)  the Indemnifying Party shall have acknowledged, or if requested by an Indemnified Party confirmed, in writing that it shall be fully responsible for all Losses relating to such Third Party Claim without giving effect to any of the limitations set forth in this Agreement;

(B)  the Indemnifying Party is diligently defending such Third Party Claim;

(C)  such Third Party Claim shall not involve criminal actions or allegations of criminal conduct by any Indemnifying Party, and shall not involve claims for specific performance or other equitable relief;

(D)  the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of any Indemnified Party, have a material adverse effect on any Indemnified Party;

(E)  the Losses claimed in such Third Party Claim are less than the remaining Indemnification Escrow Amount less all amounts subject to other pending but unresolved indemnification claims; and

(F)  there does not exist a conflict of interest between the Indemnifying Party and any Indemnified Party that, in the reasonable judgment of any Indemnified Party, cannot be waived, other than a conflict of interest arising solely from the obligation to indemnify.

(iii)  Section 8.4, and not this Section 9.5(a), shall control all Tax Matters.

(b)  Non‑Third Party Claims.  The Indemnified Party will notify the Indemnifying Party in writing of its discovery of any claim or demand, or other circumstance or state of facts which is reasonably likely to give rise to any claim or demand, for which an Indemnifying Party may be liable to an Indemnified Party hereunder that does not involve a Third Party Claim.  Such notice shall (i) state that the Indemnified Party has paid, properly accrued or suffered Losses or anticipates that it will incur liability for or suffer Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and (ii) describe the claim or demand in reasonable detail and indicate the amount (estimated, if necessary to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party.

Section 9.6  Limitations.

(a)  The Buyer shall not be entitled to indemnification under this Article IX with respect to any matter to the extent that such matter was (i) included as a Current Liability in the calculation of Closing Date Adjusted Net Working Capital as finally determined pursuant to Section 2.2(b) or (ii) included in Closing Date Indebtedness or Closing Date Sale Transaction Expenses.

(b)  To the extent required by Law, each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses sustained or incurred by such Indemnified Party.

(c)  The indemnities herein are intended solely for the benefit of the Persons expressly identified in this Article IX (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

(d)  For purposes of the Parties’ indemnification obligations under this Article IX, all of the representations and warranties set forth in this Agreement that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect,” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining:  (i) whether a breach of any such representation or warranty has occurred; and (ii) the amount of Losses based upon, arising out of or resulting from any such breach of representation or warranty; provided, that the provisions of this Section 9.6(d) shall be disregarded with respect to any reference to “material” and similar references hereinbefore set forth in Section 4.6(e), the first sentence of Section 4.7, the last sentence of Section 4.11(c) and the last sentences of Sections 4.23(a),  4.23(b) and 4.23(c).

(e)  For purposes of determining the amount of any Losses incurred in connection with any breach of any representation, warranty or Covenant set forth in this Agreement, such amount shall:

(i)  be reduced by the amount of any insurance proceeds (other than any insurance proceeds from the R&W Insurance Policy) actually received by, or paid on behalf of, the Buyer or the Acquired Group in respect of the Losses (net of any deductible amounts and any reasonable costs and expenses actually incurred by the Buyer and the Acquired Group in collecting such insurance proceeds, including reasonable attorneys’ fees, and the projected future premium increases attributable to the making of, or actions to collect, such insurance proceeds); and

(ii)  be reduced by the amount of any reimbursement, indemnity or other payments received by, or paid to, the Buyer or the Acquired Group in respect of the Losses by any third party, net of any reasonable costs and expenses actually incurred by the Buyer and the Acquired Group in collecting such amounts;

provided,  however, that no Indemnifying Party shall have any rights of subrogation against any Person for any claims made in accordance with this Agreement.

(f)  In the event that insurance proceeds are received by the Buyer or the Acquired Group with respect to a Loss after an indemnification payment has been made by the Sellers hereunder with respect to such Loss other than from the Indemnification Escrow Amount, the Buyer or the Acquired Group shall pay to the Sellers the amount of such insurance proceeds (net of any deductible amounts and any reasonable costs and expenses actually incurred by the Buyer and the Acquire Group in collecting such insurance proceeds, including reasonable attorneys’ fees, and the projected future premium increases attributable to the making of, or actions to collect, such insurance proceeds) received  by the Buyer or the Acquired Group with respect to such Loss, in each case not more than the amount of such indemnification payment.

Section 9.7  Treatment of Indemnification.  All indemnification payments made under this Agreement shall be treated by all Parties as an adjustment to that portion of the Purchase Price payable in cash, unless otherwise required by applicable Law.

Section 9.8  Indemnification Deductible; Cap Amount.

(a)  Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.8(c), the Sellers shall not be liable hereunder to the Buyer Indemnified Parties pursuant to Section 9.3(a)(i) based upon, arising out of or as a result of any breach of or inaccuracy in any of the representations or warranties of the Sellers in Article IV or in any Compliance Certificate relating thereto pursuant hereto unless and until the aggregate amount of Losses incurred by the Buyer Indemnified Parties as a result of such breaches or inaccuracies exceed in the aggregate Four Hundred Fifty Thousand Dollars ($450,000.00) (the “Deductible”), in which case the Sellers shall be liable for the amount of such Losses in excess of the Deductible, subject to Section 9.8(b).

(b)  Subject to the provisions of Section 9.8(c), the aggregate amount required to be paid by the Sellers pursuant to Section 9.3(a)(i) based upon, arising out of or as a result of any breach of or inaccuracy in any of the representations or warranties of the Sellers in Article IV or in any Compliance Certificate relating thereto pursuant hereto shall not exceed, in the aggregate, the Indemnification Escrow Amount (the “Cap Amount”).

(c)  The Parties acknowledge and agree that the Deductible and the Cap Amount shall not apply to the Sellers’ indemnification obligations pursuant to (i) a breach of or inaccuracy in any of the Fundamental Representations or the representations and warranties set forth in Section 4.7(r), (ii) a breach of any Covenant or (iii) any claims of the Buyer or any Buyer Indemnified Parties on account of Fraud.

(d)  The Sellers shall not, in the aggregate, be liable for any Losses pursuant to Section 9.3(a)(i) based upon, arising out of or resulting from a breach of or inaccuracy in any of the Fundamental Representations, together with any other Losses pursuant to Section 9.3(a), in an amount exceeding the Purchase Price; provided,  however, that the Parties acknowledge and agree that the foregoing limitation shall not apply to any claims of the Buyer or any Buyer Indemnified Parties on account of Fraud.

(e)  No Seller shall be liable (i) with respect to any particular Loss pursuant to Section 9.3(a), for an amount exceeding such Seller’s Allocable Share of the amount of such Loss and (ii) with respect to all Losses pursuant to Section 9.3(a), for an amount exceeding such Seller’s Allocable Share of the Purchase Price; provided,  however, that for the avoidance of doubt, the Parties acknowledge and agree that the foregoing limitation in clause (ii) shall not, in the case of any Seller, apply to any claims of the Buyer or any Buyer Indemnified Parties on account of Fraud.

(f)  Subject to the other limitations set forth in this Article IX and other than any claims of the Buyer or any Buyer Indemnified Parties on account of Fraud, the Indemnification Escrow Amount and the R&W Insurance Policy shall be the sole and exclusive source for the satisfaction of any Losses indemnifiable under and pursuant to Section 9.3(a)(i) (other than for

Losses based upon, arising out of or resulting from any breach of or inaccuracy in the Fundamental Representations or any claims of the Buyer or any Buyer Indemnified Party on account of Fraud).  With respect to Losses based upon, arising out of or resulting from any breach of or inaccuracy in the Fundamental Representations or for which indemnification is available under Section 9.3(a)(iii), to the extent that such Losses exceed the retention then in effect under the R&W Insurance Policy, the Buyer shall first use commercially reasonable efforts to recover under the R&W Insurance Policy for any such Losses before seeking recovery against the Sellers with respect to such Losses; provided further, that, in the event the Buyer uses its commercially reasonable efforts to recover such Losses under the R&W Insurance Policy for one twenty (120) days and is unable to recover all of such Losses, (i) the Buyer shall continue to use its commercially reasonable efforts to recover such Losses under the R&W Insurance Policy (and keep the Sellers’ Representative reasonably informed with respect to its progress with respect to such efforts and other matters pertinent thereto as reasonably requested by the Sellers’ Representative), (ii) the Buyer Indemnified Parties may recover such unrecovered Losses from the Sellers, subject to the provisions of Section 9.6(f) in the case of a recovery under the R&W Insurance Policy for such Losses with respect to which a payment has been made by the Sellers hereunder and (iii) in the case of Losses recoverable from the Rollover Members in the preceding clause (ii), each Rollover Member shall satisfy any such Losses by transferring to Buyer a combination of cash and ordinary shares of Buyer Parent (which shall be based on the per share value at which such ordinary shares of Buyer Parent were issued hereunder to such Rollover Member) that is in the same proportion as the cash and ordinary shares of Buyer Parent such Rollover Member received in the Contemplated Transactions.

(g)  Notwithstanding anything to the contrary set forth in this Agreement, no Seller shall be liable to any Buyer Indemnified Party for any Losses arising out of or resulting from (i) a breach of or inaccuracy in another Seller’s Fundamental Representations, (ii) a breach of or inaccuracy in another Seller’s representations in Article III, or (iii) a breach of another Seller’s Covenants.

Section 9.9  Indemnification Escrow.

(a)  Indemnification Escrow Amount.  As partial security for the indemnification provided by Section 9.3 but subject to all other provisions of this Article IX, the Indemnification Escrow Amount shall be deposited with the Escrow Agent at the Closing.

(b)  Indemnification Escrow Period; Distribution upon Termination of Indemnification Escrow Period.  The Indemnification Escrow shall be in existence immediately following the Closing and shall terminate twelve (12) months after the Closing Date with respect to the Indemnification Escrow Amount (the “Indemnification Escrow Expiration Date”), except with respect to Outstanding Claims.  On the Indemnification Escrow Expiration Date, the Escrow Agent shall, in accordance with a joint written notice delivered to the Escrow Agent by the Buyer and the Sellers’ Representative, release and disburse to the Sellers’ Representative, the Indemnification Escrow Amount and all earnings thereon; provided,  that if, prior to the Indemnification Escrow Expiration Date, any claim for Losses with respect to which any Buyer Indemnified Party has given notice in accordance with Section 9.5 on or prior to the date such right to indemnification would otherwise terminate in accordance with Section 9.1 that is pending or settled but not paid (an “Outstanding Claim”), then the amount that would otherwise be paid by the Escrow Agent to the Sellers’ Representative pursuant to this sentence shall be reduced by the aggregate amount of each Outstanding Claim.

Section 9.10  Exclusion of Other Remedies.   Notwithstanding anything contained herein to the contrary, after the Closing any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement must be brought by any Party in accordance with the applicable provisions, terms, conditions and limitations of this Article IX, which shall constitute the sole and exclusive remedy of all Parties, their Affiliates, successors and assigns and all Persons who may claim any rights through them, for any such claim or cause of action; provided, that the provisions of this Section 9.10 will not, however, prevent or limit a cause of action or equitable remedies, including (a) on account of Fraud in connection with the Contemplated Transactions, (b) under Section 2.2(b) to enforce any decision or determination of the Independent Accountant, or (c) pursuant to Section 9.11.

Section 9.11  Specific Performance.  Each Party’s obligation under this Agreement is unique.  If any Party should breach its covenants under this Agreement, then the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non‑breaching Party or Parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each Party expressly waives the defense that a remedy in damages will be adequate.

ARTICLE X

TERMINATION

Section 10.1  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)  By the mutual written consent of (i) the Sellers’ Representative and (ii) the Buyer;

(b)  By the Buyer upon written notice to the Sellers’ Representative if:

(i)  The Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Sellers in this Agreement that would give rise to the failure of any of the conditions specified in Section 6.6 and such breach, inaccuracy or failure cannot be cured before the earlier of (A) the date thirty (30) days after the Buyer delivers notice thereof to the Sellers’ Representative or (B) the Outside Closing Date; or

(ii)  Any of the conditions set forth in Section 6.4 or Section 6.6 shall not have been fulfilled by the Outside Closing Date, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions contained herein to be performed or complied with by it prior to the Closing; or

(c)  By the Sellers’ Representative upon written notice to the Buyer if:

(i)  The Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer in this Agreement that would give rise to the failure of any of the conditions specified in Section 6.5 and such breach, inaccuracy or failure cannot be cured before the earlier of (A) the date thirty (30) days after the Sellers’ Representative delivers notice thereof to the Buyer or (B) the Outside Closing Date; or

(ii)  Any of the conditions set forth in Section 6.4 or Section 6.5 shall not have been fulfilled by the Outside Closing Date, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions contained herein to be performed or complied with by such Seller prior to the Closing; or

(d)  By the Buyer or the Sellers’ Representative if:

(i)  There shall be any Law that makes completion of the Contemplated Transactions illegal or otherwise prohibited under such Law; or

(ii)  Any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Contemplated Transactions and such Governmental Order shall have become final and non‑appealable.

Section 10.2  Effect of Termination.  In the event of the termination of this Agreement in accordance with the provisions of Section 10.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party, except:

(a)  As set forth in this Article X, the Non‑Disclosure Agreement and Article XII; and

(b)  That nothing contained in this Section 10.2 shall relieve any Party from Liability for any intentional breach of any provision of this Agreement.

ARTICLE XI

DEFINITIONS

Definitions.  As used in this Agreement:

“Acquired Group” means, collectively and individually, (a) Holdings, (b) AUC Holding, and (c) each Operating Company; provided, that for the avoidance of doubt any reference to Acquired Group herein shall include each Company that is a member of the Acquired Group.

“Acquired Group Employee” has the meaning set forth in Section 7.6(a).

“Acquired Group Intellectual Property” has the meaning set forth in Section 4.12(a).

“Acquired Group Leases” has the meaning set forth in Section 4.10(b).

“Acquired Group Licenses and Permits” has the meaning set forth in Section 4.16(a).

“Acquisition Date” means October 16, 2015.

“Acquisition Proposal” means any proposal or offer from any Person relating to (i) any direct or indirect acquisition or purchase of a business of the Acquired Group or the equity interests of any Company that is a member of the Acquired Group, (ii) any tender offer or exchange offer regarding the equity interests of any Company that is a member of the Acquired Group, or (iii) any sale, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of any equity interests or assets of any Company that is a member of the Acquired Group, other than the Contemplated Transactions.

“Adjusted Net Working Capital” means an amount equal to (a) the sum of the Current Assets as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing, plus (b) the long-term portion of Closing Date Notes Receivable as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing, minus (c) the sum of the Current Liabilities and lease deposits as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing, all of the foregoing as calculated in accordance with GAAP.

“Adjustment Escrow Amount” means an amount equal to One Million Dollars ($1,000,000.00).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person.  For purposes of this definition, a Person shall be deemed to Control another Person if such Person owns or Controls, directly or indirectly, more than ten percent (10%) of the voting Equity Interests of the other Person.  “Control”, “Controlled” or “Controlling” means the ability of a Person (collectively or with its Affiliates) directly or indirectly to (a) direct or cause the use of, disposition of or access to the property of another Person, or (b) direct the management or policies of another Person.  When “Affiliate” refers to an Affiliate of a Seller, the definition of “Affiliate” shall include the other Seller.

“Aggregate Buyer Parent Share Value” means an amount equal to Two Million One Hundred Four Thousand Nine Hundred Sixty Dollars and Fifty-Six Cents ($2,104,960.56), which shall be the deemed value of the Parent Shares for purposes hereof.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocable Share” means, for and with respect to each Seller, the “Allocable Share” of such Seller set forth on the Allocation Spreadsheet.

“Allocation Spreadsheet” has the meaning set forth in Section 2.3.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, or any rules or regulations promulgated thereunder, the UK Bribery Act of 2010, or any other comparable anti‑corruption and/or anti‑bribery Laws of any jurisdiction applicable to the Company.

“Argosy” means Argosy Investment Partners V, L.P., a Delaware limited partnership.

“AUC Group” means AUC Group, L.P., a Texas limited partnership.

“AUC Holdings” means AUC Holdings Corp., a Delaware corporation.

“AUC Management” means AUC Management, LLC, a Texas limited liability company.

“Audited Balance Sheets” has the meaning set forth in Section 4.6(a)(i).

“Audited Financial Statements” has the meaning set forth in Section 4.6(a)(i).

“Base Purchase Price” has the meaning set forth in Section 1.2(a).

“Business” means, collectively, the business of designing, manufacturing, constructing, installing, selling, leasing and financing turn-key, decentralized, modular wastewater treatment facilities for and on behalf of purchasers and lessees (including but not limited to municipal utility districts), as heretofore conducted by the Operating Companies prior to and as of the Closing.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in the city of New York, New York are closed or required by applicable Law to close.

“Buyer” has the meaning set forth in the Preamble of this Agreement.

“Buyer Indemnified Party” has the meaning set forth in Section 9.3.

“Buyer Parent” has the meaning set forth in the Preamble of this Agreement.

“Buyer Parties” and “Buyer Party” means, collectively or individually (as appropriate), (a) Buyer and (b) Buyer Parent.

“Cap Amount” has the meaning set forth in Section 9.8(b).

“Capstone” means Capstone Headwaters, financial advisor to the Acquired Group and the Sellers.

“Cash on Hand” means all cash and cash equivalents of the Acquired Group, calculated as of 11:59 p.m., Eastern Time, on the day immediately prior to the Closing, determined in accordance with GAAP (which, for the avoidance of doubt, may be a negative number), less any cash held as a security deposit or otherwise not freely distributable due to legal or contractual restrictions.  For the avoidance of doubt, Cash on Hand shall be calculated (i) net of issued but un-cleared checks and drafts, ACH transactions and other wire transfers issued by the Acquired Group to the extent such checks, drafts, ACH transactions or other wire transfers have not yet cleared and are not included as Current Liabilities in the calculation of Closing Date Adjusted Net Working Capital as finally determined pursuant to Section 2.2(b) and (ii) shall include checks, ACH transactions and other wire transfers and drafts deposited or received by the Acquired Group and available for deposit for the account of the Acquired Group and to the extent not included as Current Assets in the calculation of Closing Date Adjusted Net Working Capital as finally determined pursuant to Section 2.2(b).

“CIM” means the Confidential Investment Memorandum furnished by Capstone to the Buyer or its Affiliates in connection with the Contemplated Transactions.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Closing Date Adjusted Net Working Capital” has the meaning set forth in Section 2.2(b).

“Closing Date Cash” has the meaning set forth in Section 2.2(b).

“Closing Date Indebtedness” has the meaning set forth in Section 2.2(b).

“Closing Date Notes Receivable” has the meaning set forth in Section 4.6(g).

“Closing Date Sale Transaction Expenses” has the meaning set forth in Section 2.2(b).

“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) Closing Date Cash, minus (c) Closing Date Indebtedness, minus (d) Closing Date Sale Transaction Expenses, minus (e) the Sellers’ Representative Account, plus (f) the extent by which the Closing Date Adjusted Net Working Capital is greater than the Target Adjusted Net Working Capital (to the extent a positive number) minus (g) the extent by which the Closing Date Adjusted Net Working Capital is less than the Target Adjusted Net Working Capital (to the extent a positive number).

“Closing Statement” has the meaning set forth in Section 2.2(b).

“COBRA” has the meaning set forth in Section 4.17(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means, individually, any member of the Acquired Group.

“Compliance Certificates” means the certificates or affidavits delivered pursuant to Sections 6.2(d),  (h) and (l) and Section 6.3(g).

“Consent” means any approval, consent, ratification, waiver, or other authorization.

“Contemplated Transactions” means, collectively, the purchase, sale and other transactions contemplated by this Agreement.

“Contingent Worker” means any worker engaged as an independent contractor, consultant, temporary employee, leased employee or other agent compensated other than through reportable wages paid by the Acquired Group and reported on a Form W‑2.

“Contract” means any written or oral agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument, purchase order or other contract or legally binding bid, proposal, arrangement or commitment.

“Covenant” means any covenant, agreement, promise, commitment or other obligation (or any portion thereof) made or undertaken by any Party in this Agreement.

“Current Assets” means the sum of those current assets (without duplication and after eliminating inter-company items) of the Acquired Group consisting of (a) rentals and contracts receivable (including retainage receivables), (b) the current portion of Closing Date Notes Receivable, (c) costs and estimated earnings in excess of billings on uncompleted contracts, (d) inventory and (e) other prepaid expenses and current assets; provided, that for purposes hereof and notwithstanding anything contained herein to the contrary, Current Assets shall exclude (i) Cash on Hand, (ii) all Tax assets, and (iii) all assets, including all work-in-progress and costs in excess of billing, relating to the Fort Bend 134A, plant 2 project (phase one) other than the related Closing Date Note Receivable.

“Current Liabilities” means the sum of those current liabilities (without duplication and after eliminating inter-company items) of the Acquired Group consisting of (a) accounts payable and accrued expenses, (b) retainage payables, (c) billings in excess of costs and estimated earnings on uncompleted contracts, (d) unearned income, (e) deferred revenue and (f) advance rent payments; provided, that for purposes hereof and notwithstanding anything contained herein to the contrary, Current Liabilities shall exclude:  (i) Indebtedness being repaid in full (and which is repaid in full) at the Closing pursuant to Section 2.1(a)(ii) (including, for the avoidance of doubt, accrued interest on such Indebtedness and the current portion of such Indebtedness prior to repayment); (ii) Sale Transaction Expenses paid in connection with the Closing with proceeds of the Purchase Price as contemplated hereby or paid prior to the Closing; (iii) expenses payable to Carr Riggs & Ingram with respect to activities in connection with the pending inclusion of the Acquired Group’s audited financial statements in Buyer’s SEC filings; and (iv) all Tax liabilities.

“Current Representation” has the meaning set forth in Section 7.7(a).

“Data Site” means the Project Trinity electronic virtual data site established by Capstone in connection with the Contemplated Transactions.

“Deductible” has the meaning set forth in Section 9.8(a).

“Designated Person” has the meaning set forth in Section 7.7(a).

“Employee Plan” has the meaning set forth in Section 4.17(a).

“Employment Documents” has the meaning set forth in Section 6.2(c).

“Environmental Claim” means any Legal Proceeding, demand, Governmental Order, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from:  (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with or liability under any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority:  (a) relating to pollution (or the cleanup thereof) or human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or surface or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, sale, distribution, labeling, importation, exportation, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs):  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or other notice relating to actual or alleged non-compliance with or liability under any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any License or Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units in a limited liability company, (c) any stock or other interests of a corporation, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, claims of any character, agreements, obligations, convertible or exchangeable securities or similar commitments, contingent or otherwise, of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with any member of the Acquired Group or (ii) which, together with any member of the Acquired Group, would be treated together with the Sellers or any of their respective Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 2.1(b).

“Escrow Agreement” has the meaning set forth in Section 2.1(b).

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnification Escrow Amount.

“Estimated Closing Date Adjusted Net Working Capital” has the meaning set forth in Section 2.2(a).

“Estimated Closing Date Cash” has the meaning set forth in Section 2.2(a).

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.2(a).

“Estimated Closing Date Notes Receivable” has the meaning set forth in Section 2.2(a).

“Estimated Closing Date Sale Transaction Expenses” has the meaning set forth in Section 2.2(a).

“Estimated Purchase Price” means (a) the Base Purchase Price, plus (b) Estimated Closing Date Cash, minus (c) Estimated Closing Date Indebtedness, minus (d) Estimated Closing Date Sale Transaction Expenses, minus (e) the Sellers’ Representative Account, plus (f) the extent by which the Estimated Closing Date Adjusted Net Working Capital is greater than the Target Adjusted Net Working Capital (to the extent a positive number) minus (g) the extent by which the Estimated Closing Date Adjusted Net Working Capital is less than the Target Adjusted Net Working Capital (to the extent a positive number).

“Estimated Statement” has the meaning set forth in Section 2.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 4.6(b).

“Fraud” means fraud or intentional misrepresentation solely with respect to a Party’s breach of a representation or warranty set forth in Articles III,  IV or V (as applicable) or in any Compliance Certificate relating thereto.

“Forfeited Interests” has the meaning set forth in the recitals.

“Fundamental Representations” means the representations and warranties set forth in Article III,  Sections 4.1 (Organization; Power and Authority), Section 4.2 (Organizational Documents), Section 4.3 (Capitalization), Section 4.4(a) (No Violation), Section 4.8 (Taxes), the

first sentence of Section 4.11(a) (Title to Personal Property), the penultimate sentence of Section 4.12(a) (Ownership of Intellectual Property) and Section 4.22 (Brokers).

“GAAP” means United States generally accepted accounting principles at the relevant time, as applied by the Acquired Group on a basis consistent with past practice.

“Gaylord” means Gaylord Investment Co., Inc., a Texas corporation.

“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

“Governmental Authority” and “Governmental Authorities” means, individually or collectively, the United States or any state, provincial, local or foreign government or political subdivision or regulatory authority, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, provincial, local or foreign court or arbitrator, or any subdivision, agency or authority having competent jurisdiction over any of the Company, the Buyer or the Contemplated Transactions, as applicable.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, charge, assessment, or award entered by or with any Governmental Authority.

“Hazardous Materials” means:  (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant or contaminant or words of similar import or regulatory effect under, or that is otherwise regulated by or could give rise to liability under, Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Holdings” has the meaning set forth in the Preamble of this Agreement.

“Holdings LLC Agreement” means the Limited Liability Company Agreement of Holdings dated as of October 16, 2015, setting forth, among other things, the classes of membership interests of Holdings and the distribution of net sale proceeds in connection with the Contemplated Transactions.

“Holdings Subsidiary” and “Holdings Subsidiaries” means, individually and collectively (as appropriate), (i) AUC Holdings and (ii) each Operating Company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, all Liabilities in respect of:  (a) borrowed money (including the current portion thereof); (b) indebtedness evidenced by bonds, notes, debentures or similar instruments (including a purchase money obligation) including, without limitation, the Senior Indebtedness; (c) obligations under lease agreements required to be capitalized in accordance with GAAP; (d) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable), including any “earn-out” or similar payments or any non‑compete payments; (e) conditional sale or other title retention agreements; (f) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); (g) interest rate protection, swap, interest rate collar and/or other hedging obligations; (h) interest, premium, penalties, termination, breakage and other amounts (including attorneys’ fees) owing in respect of the items described in the foregoing clauses (a) through (g) or associated with the prepayment thereof after giving effect to the Closing; and (i) all Indebtedness of the types referred to in clauses (a) through (i) guaranteed in any manner by such Person, whether or not any of the foregoing would appear on a consolidated balance sheet prepared in accordance with GAAP.

“Indemnification Escrow Amount” means an amount equal to Six Hundred Fifty Thousand Dollars ($650,000.00).

“Indemnification Escrow Expiration Date” has the meaning set forth in Section 9.9(b).

“Indemnified Party” has the meaning set forth in Section 9.5(a)(i).

“Indemnifying Party” has the meaning set forth in Section 9.5(a)(i).

“Independent Accountant” has the meaning set forth in Section 2.2(b)(ii).

“Institutional Investor Seller” and “Institutional Investor Sellers” means, individually and collectively (as appropriate), (a) Argosy, (b) Argosy Investment Partners Parallel V, L.P., (c) AIP-AUC Investors, LP and (d) NewSpring Mezzanine Capital II, L.P.

“Insurance Policies” has the meaning set forth in Section 4.13(a).

“Intellectual Property” means all of the following in any jurisdiction throughout the world:  (a) all inventions (whether patentable or un‑patentable and whether or not reduced to practice), all improvements thereto, and all patents, industrial and utility models, industrial designs, patent applications, provisional applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software and code (including source code, object code, executable code, data, databases, and related documentation); (g) all other proprietary rights and any moral or economic rights of others in any of the foregoing; and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Interests” has the meaning set forth in the Recitals to this Agreement and, more specifically, consist of “Preferred Units,” “Common Units” (as such terms are defined in the Holdings LLC Agreement) and “Subordinated Profits Common Units.”

“Interim Financial Statements” has the meaning set forth in Section 4.6(b).

“Investor Seller” and “Investor Sellers” means, individually and collectively (as appropriate), (a) Argosy, (b) Argosy Investment Partners Parallel V, L.P., (c) AIP-AUC Investors, LP, (d) NewSpring Mezzanine Capital II, L.P., and (e) CAICLAJAC Investments, L.P.,  (f) Pensco Trust Company f/b/o Michael Lewis IRA, (g) William Massa and (h) Sharon Jackson, all of which are members of Holdings owning Interests therein.

“IRS” means the Internal Revenue Service.

“Latest Balance Sheet” has the meaning set forth in Section 4.6(b).

“Law” means each provision of any Federal, state, local or foreign law, statute, ordinance, order, code, rule or regulation, constitution, treaty, judgment or decree promulgated or issued by any Governmental Authority.

“Lease” means any lease, sublease or any other material agreement pertaining to any Real Property, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Legal Proceedings” has the meaning set forth in Section 4.14(a).

“Liability” or “Liabilities” means any liability, obligation or commitment of whatever kind or nature (whether known or unknown, asserted or un-asserted, absolute or contingent, accrued or un-accrued, liquidated or unliquidated, due or to become due).

“Licenses and Permits” means any licenses, permits, certificates, certifications, privileges, immunities, notifications, exemptions, classifications, registrations, qualifications, easements, franchises, approvals, consents, authorizations, orders and other similar rights, or any waivers of the foregoing, issued by any Governmental Authority, and all pending applications therefor or renewals thereof.

“Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, adverse claim or interest, easement, covenant, encroachment, title retention agreement, title defect, voting trust agreement, transfer restriction, community property interest, deed of trust, lease, proxy, lien, preemptive right, right of first offer or refusal or similar right or encumbrance.

“Litigation Conditions” has the meaning set forth in Section 9.5(a)(ii).

“Loss” or “Losses” means, with respect to any Person, all Liabilities, obligations, deficiencies, demands, claims, suits, actions, causes of action, judgments, assessments, settlements, losses, Taxes, fines, penalties, damages, awards, costs, fees and expenses of whatever kind (including reasonable attorneys’ fees) and disbursements, as and to the extent recoverable under applicable Law.

“Management Seller” and “Management Sellers” means, individually and collectively (as appropriate), each Seller other than the Investor Sellers; provided, that Muellean Investments, L.P. and Todd A. Mueller shall be considered, collectively, a “Management Seller” hereunder.

“Material Adverse Effect” or “Material Adverse Change” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, assets properties, condition (financial or otherwise), or results of operations of the Acquired Group taken as a whole; provided,  however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change:  any adverse change, effect, event, occurrence, state of facts or development arising from or relating to:  (a) the announcement or pendency of the Contemplated Transactions; (b) changes in GAAP; (c) changes in Law, rules, regulations, orders, or other binding directives issued by any Governmental Authority; (d) any general condition affecting the industry in which the Business operates; (e) performance of compliance with the terms of, or the taking of any action required by, this Agreement; (f) national or international political or social conditions, including, the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism directly or indirectly involving the United States of America; and (g) failure by the Acquired Group to meet its internal financial projections in and of itself; provided,  however, that the underlying cause of such failure may still be considered in determining whether there has been a Material Adverse Effect or Material Adverse Change; it being understood and agreed that in the case of any of paragraphs (b) through (d), only if affecting the Acquired Group and the Business in a disproportionate manner relative to other industry participants.

“Material Contracts” has the meaning set forth in Section 4.9.

“Material Lessee” has the meaning set forth in Section 4.23(b).

“Maximum Notes Receivable Amount” means Two Million Dollars ($2,000,000.00).

“Minute Records” has the meaning set forth in Section 4.2.

“Net Cash Purchase Price” has the meaning set forth in Section 2.1(a).

“Non-Disclosure Agreement” means the non-disclosure agreement dated March 20, 2018, between Buyer Parent and Capstone (on behalf of the Acquired Group) with respect to, among other things, confidentiality of information concerning and relating to the Acquired Group.

“Notes Receivable” means, collectively, the aggregate amount of the notes receivable (both the current and non-current portions thereof) due and payable by certain customers of the Operating Companies in respect of, among other things, (a) installation expenses for the construction and installation of wastewater treatment plants or (b) deferred purchase price for wastewater treatment plants, in each case which are financed by the Operating Companies on behalf of such customers under and pursuant to the provisions of the Contract to which such customer is a party, calculated as of a specified time and determined in accordance with GAAP.

“Notes Receivable Percentage” means one hundred percent (100%).

“Operating Company” and “Operating Companies” means, individually and collectively (as appropriate), (a) AUC Group, (b) AUC Management and (c) Gaylord.

“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business through the Closing Date, as conducted by any such Person in accordance with past practice (including with respect to quantity and frequency) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Agreement or in any Other Agreement.

“Organizational Documents” means:  (a) with respect to a corporation, the certificate or articles of incorporation and bylaws and all agreements by and among any shareholders of such corporation or that otherwise pertain to the management or securities of such corporation or the exercise of any rights pertaining thereto; (b) with respect to any other entity, any certificate or articles of formation or organization or other documents adopted or filed in connection with the creation, formation or organization of such entity and all agreements by and among any equity holders of such entity or that otherwise pertain to the management or securities of such entity or the exercise of any rights pertaining thereto; and (c) any amendment to any of the foregoing.

“Other Agreements” means the Escrow Agreement, the Restrictive Covenant Agreements and each other agreement, document, certificate and instrument being delivered pursuant to this Agreement, including the documents and agreements to be delivered by the Parties pursuant to Article VI.

“Outside Closing Date” means the close of business on November 1, 2018.

“Outstanding Claim” has the meaning set forth in Section 9.9(b).

“Party” and “Parties” have the meaning set forth in the Preamble of this Agreement.

“Permitted Liens” means, collectively, (a) Liens for Taxes not yet payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Latest Balance Sheet as required by GAAP, (b) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings and for which provision for the payment of such Liens has been reflected in the Latest Balance Sheet as required by GAAP, (c) Liens to secure landlords, sub-landlords, licensors or sub-licensors under real estate leases or rental agreements, (d) Liens in favor of lessors under capitalized leases described on Schedule 1.3, but only to the extent that such Liens encumber the equipment or other property leased pursuant thereto, (e) zoning, entitlement, building and other similar restrictions which would be shown by a current and accurate survey and are not violated by the current conduct of the Business, (f) easements, covenants, rights of way or other encumbrances or restrictions, if any, that are of record, and do not have an adverse impact on the current conduct of the Business and (g) Liens described on Schedule 1.4.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, trust, entity or Governmental Authority.

“Post-Closing Note Payment” has the meaning set forth in Section 2.1(d)(i).

“Post‑Closing Representation” has the meaning set forth in Section 7.7(a).

“Plan” has the meaning set forth in the recitals.

“Post‑Closing Tax Period” means any Tax period beginning after the Closing Date, and with respect to a Straddle Period, the portion of such Tax period beginning after the Closing Date.

“Pre‑Closing Tax Period” means any Tax period ending on or before the Closing Date, and, with respect to a Straddle Period, that portion of such Tax period that ends on and includes the Closing Date.

“Pre‑Closing Tax Refund” has the meaning set forth in Section 8.1(d).

“Privilege Period” has the meaning set forth in Section 8.1(a)(iii).

“Protest Notice” has the meaning set forth in Section 2.2(b)(i).

“Purchase Price” has the meaning set forth in Section 1.1.

 “R&W Insurer” has the meaning set forth in Section 6.3(e).

“R&W Insurance Policy” means the insurance policy underwritten by the R&W Insurer with coverage of the indemnification obligations with respect to (a) the representations and warranties of the Sellers under Article III and Article IV and (b) the Tax indemnification of the Sellers under Section 9.3(a)(iii)(A),  (B) and (C).

“Real Property” means all real property and interests in real property, together with all buildings, structures, fixtures and improvements located thereon (including those under construction), and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of such land, including all easements appurtenant to and for the benefit of such land, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Related Person” means with respect to (a) a Person who is an individual:  (i) any other individual having a relationship with such specified individual (by blood, marriage or adoption) of spouse, grandparent, parent, child, grandchild, aunt, uncle, niece, nephew, sister, brother or first cousin (collectively, “Relatives”), (ii) any Person that is directly or indirectly controlled by such individual or any one or more members of such individual’s Relatives, and (iii) any Person with respect to which such individual or one or more members of such individual’s Relatives serves as a director, manager, officer, partner, or trustee (or in a similar capacity); or (b) a Person other than an individual:  (i) any Affiliate of such specified Person, (ii) with respect to the Acquired Group, the Sellers, and (iii) each Person that serves as a member, director, manager, officer, partner, or trustee (or in a similar capacity) of such specified Person or any employee who serves in a managerial or supervisory capacity with respect to such specific Person.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Releases” has the meaning set forth in Section 6.2(j).

“Remittance” has the meaning set forth in Section 2.1(d)(i).

“Representative” means, with respect to any Person, any director, manager, officer, principal, attorney, employee, agent, consultant, independent contractor, accountant, or any other Person acting in a representative capacity for such person.

“Restrictive Covenant Agreements” has the meaning set forth in Section 6.2(b).

“Rollover Interests” has the meaning set forth in the Recitals to this Agreement.

“Rollover Members” has the meaning set forth in the Recitals to this Agreement.

“Sale Transaction Expenses” means (a) all costs, fees and expenses (including the fees and expenses of Capstone or any other broker, investment banker or professional or financial advisor, or any legal, accounting and consulting fees and expenses) incurred by, or on behalf of, the Acquired Group arising from, in connection with or incident to selling the Acquired Group or any Company or negotiating and preparing this Agreement and the Other Agreements and completing the Contemplated Transactions, (b) all severance obligations, retention bonuses, “stay” bonuses, change in control bonuses and sale bonuses that are or become payable by the Acquired Group in whole or in part prior to or as a result of the Contemplated Transactions (including the employer portion of any employment, payroll, social security, unemployment or withholding Taxes related to all such amounts), (c) the premium related to the Tail Policy, and (d) one‑half (1/2) of the fees payable to the Escrow Agent under the Escrow Agreement; provided, that by way of clarification, Sale Transaction Expenses shall not include expenses incurred by the Buyer or its Affiliates (or by the Buyer or its Affiliates on account of the Acquired Group) in connection with the Contemplated Transactions (including, without limitation, the financing of the Contemplated Transactions).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” or “Sellers” has the meaning set forth in the Preamble of this Agreement.

“Seller Indemnified Party” has the meaning set forth in Section 9.4.

“Seller Knowledge Group” means, collectively, (a) Todd A. Mueller, (b) Christopher Williams, (c) Carl R. Baker, and (d) James Rodgers.

“Sellers’ Knowledge” means any matter, fact, or thing that is, or would be with reasonable due inquiry, within the actual personal knowledge of any member of the Seller Knowledge Group.

“Sellers’ Representative” means Argosy, in its capacity as such, and any successor thereto appointed pursuant to Section 12.16.

“Sellers’ Representative Account” means an account established and funded by the Sellers in the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) for the account of the Sellers’ Representative, which funds shall be available to the Sellers’ Representative to pay for costs and expenses incurred by it for the account of the Sellers under and pursuant to the Sellers’ Representative Agreement and for the payment and satisfaction of Tax obligations of the Sellers under Article VIII or Article IX, on the terms and conditions set forth in the Sellers’ Representative Agreement.

“Sellers’ Representative Agreement” means the Sellers’ Representative, Indemnification and Contribution Agreement to be entered into at or prior to the Closing among the Sellers and the Sellers’ Representative setting forth, among other things, the duties, obligations and responsibilities of the Sellers’ Representative, as more fully set forth therein.

“Senior Indebtedness” means, collectively, all Indebtedness of the Acquired Group under the Senior Loan Documents.

“Senior Lender” means ZB, N.A., a national banking associations trading and doing business as Amegy Bank.

“Senior Loan Documents” means (a) the Loan Agreement dated as of November 4, 2016, between AUC Holdings and the Senior Lender, as amended, modified and/or restated (as the case may be) through the date hereof and (b) all promissory notes, security documents and other loan documents executed pursuant to or in connection therewith, all as amended through the date hereof.

“Share Purchase Price” has the meaning set forth in Section 2.1(a)(ii).

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subordinated Profits Common Units” has the meaning set forth in the recitals.

“Subordinated Profits Common Unit Award Agreement” has the meaning set forth in Section 3.8.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of interests of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tail Policy” has the meaning set forth in Section 7.5(b).

“Target Adjusted Net Working Capital” means Four Million Two Hundred Sixty-Five Thousand Three Hundred Ninety-Eight Dollars ($4,265,398.00).

“Tax” or “Taxes” means (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, escheat, unclaimed or abandoned property, ad valorem, imputed underpayment, estimated, or other tax, assessment, similar charge or similar governmental fee, of any kind whatsoever, including any interest, penalty, or addition thereto, in each case, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Matter” has the meaning set forth in Section 8.4(a).

“Tax Returns” means any return, election, schedule, form, declaration, report, claim for refund, or information return or statement required or permitted to be filed with any Taxing Authority, including any supplement or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction over the administration, enforcement, assessment, determination, collection, or other imposition of any Taxes.

“Third Party Claim” has the meaning set forth in Section 9.5(a)(i).

“Third Party Consents” has the meaning set forth in Section 4.5(a).

“Threatened” means, with respect to any claim, proceeding, dispute, action or other matter, a complaint, warning, demand or similar statement has been made or any notice of intent to commence or pursue an action, adverse consequence or suit has been given.

 “Transaction Tax Benefit Items” means any Tax deductions accruing on or before the Closing Date with respect to the Sale Transaction Expenses.

“Transfer Taxes” means any and all transfer, documentary, sales, use, stamp, registration, value-added, recording and other similar Taxes and fees (including any penalties and interest) imposed or assessed as a result of the Contemplated Transactions (excluding any income, gains or similar Taxes or fees).

“Treasury Regulation” means the regulations of the U.S. Department of the Treasury promulgated under the Code, as such Treasury Regulations may be amended from time to time.  Any reference herein to a particular Treasury Regulation means, where appropriate, the corresponding successor provision.

ARTICLE XII

MISCELLANEOUS

Section 12.1  Notices, Consents, etc.  Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by E‑mail or other means of electronic transmission, but not facsimile, or (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing:

If to Sellers:

See Schedule 11.1

With copies to:

Argosy Investment Partners V, L.P.
(as Sellers’ Representative)
950 West Valley Road, Suite 2900
Wayne, Pennsylvania  19087-1845
Attention:  Mr. Michael R. Bailey
E-mail:  michael@argosycapital.com

and

Stevens & Lee, P.C.
620 Freedom Business Center, Suite 200
King of Prussia, PA  19406
Attention:  Steven M. Tyminski, Esquire
E-mail:  smt@stevenslee.com

If to the Buyer:

AquaVenture Holdings, Inc.
c/o Seven Seas Water Corporation
14400 Carlson Circle
Tampa, FL  33626
Attention:  Olaf Krohg and Fred Hung
E-mail:  okrohg@7seaswater.com; fhung@7seaswater.com

With copies to:

AquaVenture Holdings Limited
c/o Seven Seas Water Corporation
14400 Carlson Circle
Tampa, FL  33626
Attention:  Chief Financial Officer
E-mail:  lmuller@7seaswater.com

and

Goodwin Procter LLP
100 Northern Avenue
Boston, MA  02210
Attention:  Mark H. Burnett, Esq. & Edward F. Amer, Esq.
Email:  mburnett@goodwinlaw.com; eamer@goodwinlaw.com

Date of service of such notice shall be (i) the date such notice is delivered by hand, (ii) the date such notice is sent by E‑mail or other form of electronic transmission (iii) one (1) Business Day following the delivery by express overnight delivery service, or (iv) three (3) Business Days after the date of mailing if sent by certified or registered mail.

Section 12.2  Severability.  The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.  Upon such determination that any term or other provision is unenforceable or invalid, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the Parties as closely as possible in a legally acceptable manner in order that the Contemplated Transactions are consummated as originally contemplated to the greatest extent possible.

Section 12.3  Successors; Assignment.  This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by the Sellers without the prior written consent of the Buyer or by the Buyer without the prior written consent of the Sellers’ Representative; provided,  however, that the Buyer may assign this Agreement in whole or in part to any of its Affiliates or to any Person which becomes a successor in interest (by purchase of assets or Equity Interests, or by merger or otherwise) to the Buyer or (following the Closing) any Company, and the Buyer may assign its rights under this Agreement and the other Agreement to its financing sources as collateral security for credit accommodations made available by such financing sources.

Section 12.4  Counterparts; Electronic Mail and Facsimile Signatures.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of E‑mail, a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 12.5  Expenses.  Except as otherwise provided herein or in the Escrow Agreement, the Sellers and the Buyer shall bear and pay for all of their own costs, fees and expenses incurred or to be incurred by it, in each case, in negotiating and preparing this Agreement and the Other Agreements and in closing and carrying out the Contemplated Transactions; provided, that for the avoidance of doubt the Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 12.6  Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

Section 12.7  Table of Contents and Headings.  The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Section 12.8  Entire Agreement.  This Agreement, the Recitals, the Schedules and the Exhibits attached hereto and the Other Agreements (all of which shall be deemed incorporated in this Agreement and made a part hereof) set forth the entire understanding of the Parties with respect to the Contemplated Transactions, supersede all prior discussions, understandings, agreements and representations (including, without limitation, that certain letter of intent dated August 2, 2018 (as amended), between the Buyer Parent and Capstone (on behalf of the Sellers) and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof.  This Agreement may be modified only by subsequent instruments signed by the Buyer and the Sellers’ Representative.  No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver.  No waiver will be binding unless executed in writing by the Party making the waiver.

Section 12.9  Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties, the Buyer Indemnified Parties or the Seller Indemnified Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.  This Agreement and all provisions and conditions hereof are intended to be, and shall be, for the sole and exclusive benefit of such Persons and for the benefit of no other Person.

Section 12.10  Disclosure Generally.  All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules.  Information furnished in any particular Schedule shall not be deemed to be included in all other Schedules in which the information is required to be included unless the relevance of such disclosure to such other Schedule is readily apparent on the face of such disclosure.  No disclosure of any matter contained in the Schedules shall create an implication that such matter meets any standard of materiality (matters reflected in a Schedule are not necessarily limited to matters required by this Agreement to be reflected in such Schedule; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose).

Section 12.11  Interpretive Matters.  Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits shall mean and refer to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, (d) the term “including” shall mean “including without limitation” (i.e., by way of example and not by way of limitation), (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (f) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto), (g) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days”, and (h) the phrase “made available” means that such Contract or document was uploaded to the Data Site at least two (2) Business Days prior to Closing.  The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.

Section 12.12  Construction.  Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived by the Parties hereto.

Section 12.13  Submission to Jurisdiction.  EACH PARTY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, THEN ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE) IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR ANY OTHER AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR ANY OTHER AGREEMENT IN ANY OTHER COURT.  EACH PARTY WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.  EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 12.1.  NOTHING IN THIS SECTION 12.13, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 12.14  Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 12.15  Press Releases and Communications.  No Party may issue a press release or public announcement regarding this Agreement or the Contemplated Transactions without the prior written consent of the other Parties; provided,  however, that (i) nothing in this

Section 12.15 will prohibit any Party from issuing any press release or public announcement to the extent that counsel for such Party reasonably determines that such press release or public announcement is required by Law or the rules of any securities market or exchange on which such Party’s securities are then traded, (ii) after the Closing, the Buyer may issue a “tombstone” or similar advertisement without the consent of the other Parties provided any such tombstone or similar advertisement does not describe, include or otherwise refer to the economic terms of the Contemplated Transactions, (iii) the Buyer and its Affiliates shall be permitted to disclose information regarding this Agreement and the Contemplated Transactions to its and its Affiliates’ investors, lenders and prospective investors and lenders, in each case, without the consent of the other Parties, and (iv) each Investor Seller shall be permitted to disclose information regarding this Agreement and the Contemplated Transactions to its and its Affiliates investors and prospective investors, in each case, without the consent of the other Parties, but subject to the recipient’s agreement to maintain the confidentiality of such information.

Section 12.16  Sellers’ Representative.

(a)  Each Seller hereby irrevocably appoints Argosy, in its capacity as majority member of Holdings prior to Closing, as such Seller’s Representative, attorney-in-fact and agent (the “Sellers’ Representative”), with full power of substitution to act in the name, place and stead of such Seller with respect to the transfer of such Seller’s Interests to the Buyer in accordance with the terms and provisions of this Agreement, and to act on behalf of such Seller in any amendment of or litigation involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Sellers’ Representative shall deem necessary or appropriate in conjunction with any of the Contemplated Transactions, including the power:

(i)  to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Sellers to consummate the Contemplated Transactions;

(ii)  to negotiate, execute or deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted in connection with the consummation of the Contemplated Transactions (it being understood that such Seller shall execute and deliver any such document which the Sellers’ Representative agrees to execute); provided, that the Sellers’ Representative shall not execute and deliver any Restrictive Covenant Agreement or employment agreement (or other document relating to employment) on behalf of any Seller;

(iii)  to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement;

(iv)  to take all actions which under this Agreement may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Sellers which the Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present;

(v)  to take all actions in connection with the review, negotiation, dispute and agreement with respect to the Closing Purchase Price under Section 2.2; and

(vi)  to take any and all actions, make any and all decisions and determinations (including settlement decisions) and other actions under and pursuant to Article IX and the Escrow Agreement (including authorizing the disbursement of funds thereunder).

(b)  This power of attorney is a special power of attorney coupled with an interest and is irrevocable, and shall survive the Closing and death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of any Seller.  This power of attorney may be exercised by the Sellers’ Representative by listing the Sellers executing any document with the single signature of the Sellers’ Representative acting as attorney-in-fact for such Seller.  Each Seller hereby forever releases and discharges the Sellers’ Representative from any and all liability which may arise in connection with the Sellers’ Representative’s performance in good faith and any acts or omissions which such Sellers’ Representative takes on behalf of the Sellers in accordance with the terms of this limited power of attorney, except in the case of gross negligence or willful misconduct of the Sellers’ Representative.  Each Seller shall indemnify and hold harmless and reimburse the Sellers’ Representative from and against such Seller’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Sellers’ Representative arising out of or resulting from any action taken or omitted to be taken by the Sellers’ Representative under this Agreement or the Other Agreements, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Sellers’ Representative’s gross negligence or willful misconduct.

(c)  The Buyer shall be entitled to rely upon all actions taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding on the Sellers.  The Sellers agree that the Buyer, Buyer Parent and, following the Closing, each Company, will have no liabilities or responsibility to the Sellers’ Representative, the Sellers or any other Person with respect to, arising out of, or otherwise relating to any action taken or omitted to be taken by the Sellers’ Representative.

(d)  In connection with the Contemplated Transactions and in furtherance of the provisions of this Section 12.16, the Sellers and the Sellers’ Representative shall enter into a Sellers’ Representative Agreement further setting forth, among other things, the duties, obligations and responsibilities of the Sellers’ Representative hereunder.

Section 12.17  Non-Recourse.  This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities and individuals named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party.  No past, present or future director, manager, officer, employee, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall unless also a Party to this Agreement (and then only to the extent of such Liability arising from being such a Party) have any Liability for any obligations or Liabilities of any Party under this Agreement or for any claim, action or proceeding based on, in respect of or by reason of the

Contemplated Transactions.  Notwithstanding the foregoing, in the event that any Seller that is an entity (other than the Institutional Investor Sellers) has distributed proceeds to its beneficial owner(s) and is thereafter unable to satisfy all such Seller’s obligations and Liabilities hereunder, the other Parties shall have the right to seek recourse against such beneficial owner(s) to satisfy such Liability to the extent of such distributed proceeds.

Section 12.18  Buyer Parent Guarantee.  Buyer Parent hereby guarantees and becomes surety for the prompt payment, performance and satisfaction of all duties, obligations and liabilities of Buyer arising under this Agreement and Sellers shall be entitled to enforce all such duties, obligations and liabilities against Buyer Parent if and to the extent not fully performed and discharged in accordance with the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SELLERS:

ARGOSY INVESTMENT PARTNERS V, L.P.
By:	Argosy Associates V, L.P.
By:	Argosy Associates V, LLC
(as Seller and Sellers’ Representative)

By:	/s/ John Paul Kirwin, II
Name:	John Paul Kirwin, III
Title:	Manager

ARGOSY INVESTMENT PARTNERS PARALLEL V, L.P.
By:	Argosy Associates Parallel V, L.P.
By:	Argosy Associates Parallel V, LLC

By:	/s/ John Paul Kirwin, III
Name:	John Paul Kirwin, III
Title:	Manager

AIP-AUC INVESTORS, LP
By:	Odyssey Capital Group, Inc.

By:	/s/ John Paul Kirwin, III
Name:	John Paul Kirwin, III
Title:	Manager

NEWSPRING MEZZANINE CAPITAL II, L.P.
By:	NSM II GP, L.P.
By:	NSM II GP, LLC

By:	/s/ Andrew Panzo
Name:	Andrew Panzo
Title:	General Partner

MUELLEAN INVESTMENTS, L.P.
By:	Muellean Management, L.L.C.

By:	/s/ Todd Mueller
Name:	Todd Mueller
Title:	President

CAICLAJAC INVESTMENTS, L.P.
By:	CAICLAJAC Management, LLC

By:	/s/ Doug Bailey
Name:	Doug Bailey
Title:	Manager

PENSCO TRUST COMPANY, CUSTODIAN FBO MICHAEL LEWIS IRA

By:	/s/ Barbara Ngiralmau
Name:	Barbara Ngiralmau
Title:	Authorized Signer

By:	/s/ Ben Sboto
Name:	Ben Sboto
Title:	Authorized Signer

By:	/s/ Michael J. Lewis
Name:	Michael J. Lewis
Title:	Beneficiary of Michael Lewis IRA

/s/ Todd A. Mueller
Todd A. Mueller

/s/ Carl R. Baker
Carl R. Baker

/s/ Sharon Jackson
Sharon Jackson

/s/ Christopher Nichols
Christopher Nichols

/s/ Michael Williams
Michael Williams

/s/ William Massa
William Massa

/s/ James Rodgers
James Rodgers

/
BUYER:

AQUAVENTURE HOLDINGS, INC.

	By:	/s/ Kwok Hing Frederick Hung
	Name:	Kwok Hing Frederick Hung
	Title:	President and Chief Executive Officer

BUYER PARENT:

AQUAVENTURE HOLDINGS LIMITED

	By:	/s/ Douglas Brown
	Name:	Douglas Brown
	Title:	Chairman and Chief Executive Officer